Exhibit 10.16

SIYATA MOBILE INC.

ANNUAL INFORMATION FORM

For the Financial Year Ended December 31, 2022

Dated [●], 2023

NASDAQ: SYTA / SYTAW

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
PRELIMINARY NOTES	2
CORPORATE STRUCTURE	2
GENERAL DEVELOPMENT OF THE BUSINESS	3
DESCRIPTION OF THE BUSINESS	11
RISK FACTORS	19
DIVIDENDS AND DISTRIBUTIONS	49
DESCRIPTION OF CAPITAL STRUCTURE	49
MARKET FOR SECURITIES	51
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	53
DIRECTORS AND OFFICERS OF THE CORPORATION	53
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	55
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	56
TRANSFER AGENT AND REGISTRAR	56
MATERIAL CONTRACTS	57
INTERESTS OF EXPERTS	57
BOARD COMMITTEES	57
INFORMATION CONCERNING THE AUDIT COMMITTEE AND EXTERNAL AUDITOR	58
ADDITIONAL INFORMATION	59
Schedule A – Audit Committee Charter	A-1

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, information contained, or incorporated by reference, herein constitutes “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws. Forward-looking information is often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “planned”, “expect”, “project”, “predict”, “potential”, “targeting”, “intends”, “believe”, and similar expressions, or describes a “goal”, or variation of such words and phrases or states that certain actions, events or results “may”, “should”, “could”, “would”, “might” or “will” be taken, occur, or be achieved. Forward-looking statements and forward-looking information are not guarantees of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made, including (i) the price of other commodities, such as fuel and electricity; (ii) currency exchange rates and interest rates; (iii) favourable operating conditions; (iv) political stability; (v) timely receipt of governmental approvals, licences and permits (and renewals or extensions thereof); (vi) access to necessary financing; (vii) stability of labour in the Corporation’s markets and in market conditions in general; (viii) availability of equipment; (ix) there being no significant disruptions affecting the development and operation of the Corporation, including due to pandemics (such as the coronavirus or SARS-CoV-2 (“COVID-19”) pandemic); (x) exchange rate assumptions being approximately consistent with the assumptions in this AIF or in the documents incorporated by reference herein, as applicable; and (xi) the availability of certain consumables and services and the prices for power and other key supplies being approximately consistent with assumptions in this AIF or in the documents incorporated by reference herein, as applicable. Many of these assumptions are inherently subject to significant business, social, economic, political, regulatory, competitive and other risks and uncertainties, contingencies, and other factors that are not within the control of the Corporation and could thus cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking statements and forward-looking information.

Forward-looking information and forward-looking statements herein includes, but is not limited to, statements or information concerning: (i) the future financial or operating performance of the Corporation and its business, operations, and condition; (ii) requirements for additional capital; (iii) environmental risks; and (iv) general business and economic conditions. Such forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Corporation to be materially different from any future results, performance, or achievements expressed or implied.

Such risks and factors include, among others: (i) general business, economic, competitive, political, regulatory and social uncertainties, disruptions or changes in the credit or securities markets and/or market fluctuations in the prices for the Corporation’s securities that may occur which are outside of management’s control; (ii) reputational risks; (iii) potential dilution of Common Shares (as defined below) and as a result, of the voting power or earnings per Common Share, as a result of, among other things, the exercise, conversion, or settlement of warrants, stock options and other convertible securities of the Corporation, or future financings or acquisitions financed by the issuance of equity; (iv) the Corporation’s inability to satisfy contractual obligations and/or meet additional capital needs generally; (v) natural disasters or unfavourable operating conditions and losses; (vi) environmental risks and hazards; (vii) risks associated with the Corporation’s indemnified liabilities; (viii) the ability of the Corporation to retain its key management employees and the impact of shortages of skilled personnel and contractors; (ix) potential acquisitions and impacts and consequences relating to their integration with the Corporation’s business; (x) future sales of Common Shares by existing shareholders; (xi) influence of third party stakeholders of the Corporation; (xii) the Corporation’s inability to successfully defend against litigation or other proceedings against the Corporation; (xiii) conflicts of interest; (xiv) risks associated with, and factors affecting the adequacy of, the Corporation’s system of internal controls; (xv) credit and/or liquidity risks; (xvi) cyber security risks; (xvii) changes to the Corporation’s dividend policy; (xviii) judgement of management when exercising discretion in their use of proceeds from offerings of securities of the Corporation; (xix) pandemics, such as the COVID-19 pandemic, and the impact of governmental regulations enacted in response thereto, and the reaction of capital and financial markets thereto; (xx) the Corporation’s history of net losses and negative operating cash flow; (xxi) the Corporation’s major shareholder(s), as may exist from time to time, having the ability to influence matters submitted to the Corporation’s shareholders for approval; and (xxii) risks involved in the business of the Corporation in general.

Although the Corporation has attempted to identify important factors that could cause actual performance, achievements, actions, events, results, or conditions to differ materially from those described in forward-looking statements or forward-looking information, there may be other factors that cause performance, achievements, actions, events, results, or conditions to differ from those anticipated, estimated, or intended. Further details relating to many of these factors is discussed in the section entitled “Risk Factors” in this AIF.

Forward-looking statements and forward-looking information contained herein are made as of the date of this AIF and the Corporation disclaims any obligation to update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events, or results or otherwise, except as required by applicable law. There can be no assurance that forward-looking statements or forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements or forward-looking information. All forward-looking statements and forward-looking information attributable to the Corporation is expressly qualified by these cautionary statements.

PRELIMINARY NOTES

Throughout this annual information form (“AIF”), Siyata Mobile Inc. is referred to as “Siyata” or the “Corporation”. All information contained in this AIF is given as of December 31, 2022, unless otherwise stated.

Currency

All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars.

Financial Statements and Management Discussion and Analysis

This AIF should be read in conjunction with the audited consolidated financial statements of the Corporation for the year ended December 31, 2022 (the “Audited Financial Statements”), and the accompanying management’s discussion and analysis (“MD&A”) for that year.

Unless otherwise indicated, financial information contained in this AIF is presented in accordance with International Financial Reporting Standards (“IFRS”), and U.S. investors should be aware that IFRS are materially different than financial statements and financial information prepared in accordance with U.S. generally accepted accounting principles. The Audited Financial Statements and MD&A are available at siyatamobile.com, on EDGAR (maintained by the U.S. Securities and Exchange Commission) at www.sec.gov/edgar, and under the Corporation’s issuer profile on SEDAR at www.sedar.com.

CORPORATE STRUCTURE

Name, Incorporation, and Registered Office

The Corporation was incorporated on October 15, 1986, under the name “Big Rock Gold Ltd.” under the Company Act (British Columbia). Since incorporation, the Corporation has changed its name a number of times: to “International Cruiseshipcenters Corp.”, on April 5, 1988; to “Riley Resources Ltd.”, on June 24, 1991; to “International Riley Resources Ltd.”, on January 23, 1998; to “Wind River Resources Ltd.”, on November 22, 2001; and to “Teslin River Resources Corp.”, on January 3, 2008. On July 24, 2015, the Corporation (at such time, Teslin River Resources Corp.) completed a reverse acquisition by way of a three-cornered amalgamation, pursuant to which the Corporation acquired certain telecom operations of an Israel-based cellular technology company, and changed its name to “Siyata Mobile Inc.”, which now exists under the Business Corporations Act (British Columbia).

On November 22, 2001, the Corporation completed a consolidation of its then outstanding Common Shares (defined below), on the basis of a consolidation ratio of five pre-consolidation Common Shares for one post-consolidation Common Share. On September 24, 2020, the Corporation completed a consolidation of its Common Shares, on the basis of a consolidation ratio of 145 pre-consolidation Common Shares for one post-consolidation Common Share (the “Reverse Stock Split”).

The principal place of business of the Corporation is located at 1001 Lenoir St Suite A-414 Montreal, QC, H4C 2Z6. The registered office of the Corporation is 2200 HSBC Building, 885 West Georgia Street, Vancouver, British Columbia, Canada.

The Corporation is a reporting issuer in Canada, in the provinces of British Columbia and Alberta. The common shares in the capital of the Corporation (each, a “Common Share”) are listed on the Nasdaq Stock Market (“Nasdaq”), under the trading symbol “SYTA”.

Corporate Structure and Intercorporate Relationships

The following diagram sets out the corporate structure and intercorporate relationships among the Corporation and its direct and indirect subsidiaries as of the date of this AIF. References to “100%” indicate ownership of all of the voting securities of the applicable corporation or company.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

The following is a description of the general development of the business of the Corporation during the last three financial years of the Corporation ended December 31, 2020, 2021 and 2022.

Financial Year ended December 31, 2020

In January 2020, the Corporation launched its Uniden® UV350 4G/LTE in-vehicle device in Sweden.

In March 2020, the Corporation launched the Uniden® UV350 4G/LTE in-vehicle device with Verizon Communications Inc.

In September 2020, the Corporation launched its new Uniden® Hero Series line of cellular signal boosters, which was dedicated to first responders in the United States. The Uniden® Hero Series is comprised of three devices: the Uniden® U70 FN, for inside buildings; the Uniden® UM50 FN, for inside vehicles; and the Uniden® UM2M FN, which can simply connect to the Uniden® UV350 in-vehicle communicator.

Financial Year ended December 31, 2021

In January 2021, Siyata closed a private placement led by Phoenix Fund, comprised of the issuance of 129,450 units of the Corporation at a price of $100 per unit for aggregate gross proceeds of $12,945,000. Each unit consisted of ten Common Shares and ten share purchase warrants (“January 2021 Warrants”). Each January 2021 Warrant entitles the holder thereof to acquire one additional Common Share at a price of $11.50 per share for a period of 42 months from the date of issuance.

In March 2021, the Corporation, through a wholly-owned subsidiary of Signifi Mobile Inc., the Corporation’s wholly-owned subsidiary, also acquired all of the outstanding units of Clear RF LLC (“ClearRF”), a Washington State limited liability company, for a total purchase price of $700,000. The purchase price which was satisfied by the issuance of approximately $389,970 in Common Shares and a payment of $310,030 in cash. ClearRF produces M2M (machine-to-machine) cellular amplifiers for commercial and industrial M2M applications, and offers patented direct connect cellular amplifiers and patented auto gain & oscillation control designed for M2M and “internet-of-things” (“IoT”) applications. ClearRF’s flagship product is a 4G LTE direct connect cellular amplifier designed specifically for fixed and mobile M2M and IoT applications, used to connect directly to any cellular router, modem, embedded module, or alarm panel.

In August 2021, Siyata unveiled its new Mission Critical Push-To-Talk device, the SD7, at an international conference held by Association of Public Safety Communications Officials. The SD7 is an easy-to-use, Push-To-Talk-only, ruggedized device that is LTE, Wi-Fi, and Bluetooth-enabled and uses the Android operating system. Its IP67 rating, resistance to water and dust, drop protection, and robust battery makes it well-suited for use in harsh environments.

In August 2021, Siyata also entered into a reseller agreement with Silk Worldwide Inc. (“Silk”), parent company to SignalBoosters.com, to distribute its line of Uniden® cellular signal boosters. Silk, a leading online distributor and turn-key integrator of cellular boosters in North America, has proposed to resell the Corporation’s booster products on its SignalBoosters.com site and on the Amazon and Walmart marketplaces, although the results of such proposal is undetermined at this time.

In September 2021, Siyata entered into a partnership with Esper, a leader in providing infrastructure, management, and automation tools for enterprises and other large scale dedicated device deployments. The partnership’s goal was to combine Siyata’s rugged Mission Critical Push-to-Talk SD7 handsets with Esper’s full-stack solution of Android Enterprise Mobility Management (EMM) software. Siyata embeds Esper’s software into SD7 handsets running a custom version of the Android operating system. The combined offering unlocked new functionality that was not previously possible, including streamlined device onboarding and provisioning, as well as device customization while in the field.

In October 2021, Siyata received approval from Telstra, Australia’s leading cellular carrier, for the Corporation’s UV350 device.

In November 2021, Siyata entered into a funding agreement with Lind Global Partners II, LP, an investment fund managed by the Lind Partners, and secured gross proceeds of $6,000,000 (the “Lind Financing”), which were used to repay and terminate certain convertible notes of the Corporation.

In November 2021, Siyata also launched the VK7 (Vehicle Kit 7), a new and unique vehicle kit accessory that provides an in-vehicle solution designed specifically for use with the Corporation’s SD7 device, a ruggedized, Mission Critical Push-To-Talk handset. This product has only been available as of Q1 2023.

In December 2021, Siyata announced it received initial orders for its SD7 ruggedized device from customers in the U.S. and in EMEA (Europe, the Middle East, and Africa) with a total value of $550,000. The SD7 has been the largest contributor to Siyata’s revenues since it launched in June 2022.

Financial Year ended December 31, 2022

On January 6, 2022, Siyata announced the closing of a $20,000,000 underwritten public offering, comprised of the issuance of 8,695,652 Common Shares (or pre-funded warrants to purchase Common Shares in lieu thereof), and accompanying share purchase warrants to purchase up to 8,695,652 Common Shares. Each Common Share (or pre-funded warrant in lieu thereof) was sold together with one share purchase warrant at a combined effective offering price of $2.30. Each share purchase warrant became immediately exercisable by the holder thereof at a price of $2.30 per Common Share and will expire five years from the date of issuance.

On June 7, 2022, Siyata announced that Verizon Communications Inc. had fully integrated Siyata’s rugged SD7 device into their network.

On June 27, 2022, Siyata announced that the SD7 rugged device became commercially available for sale through the FirstNet network and to AT&T Inc.’s enterprise channels.

On July 6, 2022, Siyata announced that United States Cellular Corporation (“US Cellular”) will launch Siyata’s rugged SD7 devise onto their network. US Cellular ordered and received inventory of SD7s and intends to sell this inventory to their customers.

On July 13, 2022, Siyata announced that Logic Wireless Europe Ltd., a leading distributor of business-critical communication solutions across the United Kingdom, Australia, New Zealand and the Pacific Islands, will introduce Siyata’s rugged SD7 device integrated with ChatterPTT, a mobile application and gateway solution. This integration was subsequently completed.

On July 14, 2022, Siyata announced that it was launching a new product, a High Power User Equipment (HPUE) antenna, in conjunction with Assured Wireless Corporation. This new HPUE antenna will be launched for use with Assured Wireless’ AW12- Mega-Mobile High Power User Equipment (HPUE) modem which is designed to transmit at 1.25 Watts, which is up to six times higher than traditional LTE equipment and is the highest power device available on FirstNet®. No sales of this product have been made to date.

On July 18, 2022, Siyata announced that it had entered into an agreement with Spain’s Wireless Zeta Telecomunicaciones, S.L. (“Azetti”) to offer Siyata’s SD7 rugged mission-critical push-to-talk device through Azetti’s existing enterprise sales channels. Integration of Azetti’s push-to-talk application for use on the SD7 device has been completed.

On July 26, 2022, Siyata announced that its F7 rugged Mission Critical Push-to-Talk device was available for customers who need Push-To-Talk solutions from TASSTA, a global Mission Critical Push-to-Talk software provider and end-to-end solution for critical communications.

On September 1, 2022, Siyata announced that it had received a notification letter dated August 26, 2022 from the Listing Qualifications Department of Nasdaq notifying the Corporation that it was not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2), as a result of the closing bid price of the Common Shares being below $1.00 per Common Share for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Corporation had a period of 180 calendar days, or until February 22, 2023 (the “Compliance Period”), to regain compliance with the Nasdaq’s minimum bid price requirement. We did not regain compliance by such date and submitted a written request to the Nasdaq to afford us an additional 180-day compliance period to cure the deficiency. On February 23, 2023, we received written notification from the Listing Qualifications Department of Nasdaq approving our request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement until August 21, 2023. If at any time prior to August 21, 2023, the bid price of the Common Shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Bid Price Rule. If we do not regain compliance with the Bid Price Rule during the additional 180-day extension, Nasdaq will notify us that our Common Shares will be delisted. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. We intend to actively monitor the closing bid price of our Common Shares and may, if appropriate, consider implementing available options to regain compliance with the Bid Price Rule under the Nasdaq Listing Rules.

On September 8, 2022, Siyata announced that its SD7 rugged Mission Critical Push-to-Talk device was integrated with CrisisGo Inc.’s Panic App, giving teachers instant access to first responders with a single push of a button.

On September 22, 2022, Siyata announced that it had received a purchase order from a federal government contractor who will provide Uniden cellular booster kits and accessories to the U.S. Navy.

On October 10, 2022, Siyata announced that it had entered into a securities purchase agreement with certain institutional investors to purchase approximately $4.0 million of its Common Shares (and pre-funded warrants in lieu thereof) in a registered direct offering and share purchase warrants to purchase Common Shares in a concurrent private placement. The combined effective purchase price for one Common Share (or pre-funded warrant in lieu thereof) and one warrant was fixed at $0.23. On October 13, 2022, Siyata announced the closing of the transactions contemplated by the securities purchase agreement, under which Siyata issued an aggregate of 15,810,000 Common Shares and 1,590,000 pre-funded warrants. On the same date, Siyata also announced the closing of the previously-announced concurrent a private placement, under which Siyata issued share purchase warrants to purchase up to an aggregate of 17,400,000 Common Shares, which warrants became immediately exercisable at an exercise price of $0.23 per Common Share, and expire 5 years from the date of issuance.

On October 26, 2022, Siyata announced that the SD7+ rugged Mission Critical Push-to-Talk device will soon be powered with Visual Labs Inc.’s body camera software. As of the date of this AIF, the firmware is still being optimized between Siyata and Visual Labs.

On November 16, 2022, Siyata announced that Bell Mobility Inc. will launch the Corporation’s rugged SD7 device on their network in the fourth calendar quarter of 2022. This launch was completed and SD7s have been sold through this channel.

On December 6, 2022, Siyata announced it had added RadioTrader, a premier two-way radio supplier in the United Kingdom and Ireland, to distribute its SD7 ruggedized, Mission Critical Push-to-Talk device and VK7 (Vehicle Kit 7) vehicle kit accessary.

Licensing Agreements

Licensing Agreement with Uniden® America Corp

In December 2012, Signifi Mobile Inc., the Corporation’s wholly-owned subsidiary, entered into a license agreement (as amended, the “Uniden Agreement”) with Uniden America Corporation (“Uniden”). The Uniden Agreement includes renewal options up to December 31,2022, and has been successively renewed to date.

The Uniden Agreement, as in effect currently, provides the Corporation with the exclusive right to use the trademark “Uniden®” (along with associated designs and trade dress) and distribute, market, and sell its in-vehicle device, cellular signal booster and accessories under the Uniden® brand in the categories of cellular amplifiers, connected vehicle cellular devices, and rugged cellular products, during its term in North America. The Uniden® brand brings strong brand recognition for the Corporation’s devices and introduces a more unified brand to the current dealers, operators, and future customers in North America.

The current Uniden Agreement has a three-year term, which commenced on January 1, 2020, and expires on December 31, 2031. Minimum annual payments under the Uniden Agreement are $120,000 in years 2021 and 2022 and increases to $200,000 per year for years 2023 to 2025, $250,000 per year for years 2026 to 2028, and $300,000 per year for years 2029 to 2031 (collectively, the “Minimum Royalty Payments”). Siyata has agreed to pay Uniden, at the end of each fiscal year, 3% of any sales from the licensed products under the Uniden Agreement that exceeds the Minimum Royalty Payments for such fiscal year.

Licensing Agreement with Via Licensing Corporation

Effective June 8, 2018, the Corporation entered into two separate patent licensing agreements (together, the “Via Licensing Agreements”) with Via Licensing Corporation to utilize worldwide patents related to the coding and decoding of Android software as well as access and download within the LTE/ 4G network. This patent licence is for an initial period of five years and can be extended for a further five-year term. The Company is working to renew the Via Licensing Agreements for the extended term. Under the Via Licensing Agreements, the Corporation has the right, at any time during the term or any extension thereof, to terminate the agreements upon providing 60 days advanced notice of termination. The Via Licensing Agreements provide for the payment, to Via Licensing Corporation, of quarterly royalty fees that are based solely on product sales and is expressed as a percentage formula based upon the number of units sold, the country in which the units were manufactured, and the country location of the end customer. There are no minimum royalty fees payable under the Via Licensing Agreements.

Licensing Agreement with Wilson Electronics, LLC

Siyata, through its wholly-owned subsidiary, Signifi Mobile Inc., entered into a royalty agreement (the “Wilson Agreement”) with Wilson Electronics, LLC on November 30, 2017, with an effective date of January 1, 2018. The Wilson Agreement permits the Corporation to utilize several of Wilson Electronics’ LLC’s patents related to cellphone boosters. Specifically, under the Wilson Agreement, the Corporation has licensed a patent for its cellular booster portfolio of products, for the rights to the stand-alone cell phone radio signal booster on a worldwide basis. The Wilson Agreement is expected to remain in force until the expiration of all of the patents licensed under the Wilson Agreement expire, which is estimated to occur in May 2027. The Wilson Agreement requires Siyata to pay a royalty to Wilson Electronics, LLC of 4.5% of the sales of booster products, payable quarterly.

Financing Initiatives

On March 5, 2020, the Corporation entered into a demand line of credit arrangement with the Toronto-Dominion Bank (“TD Bank”) with respect to a line of credit facility up to a maximum of CAD$750,000, which was secured by a CAD$4,000,000 first-ranking lien on the assets of the Corporation’s wholly owned subsidiary, Signifi Mobile Inc. The interest rate on the loan is TD Bank’s Canadian prime rate + 1.25%. The loan is further limited to the lesser of CAD$750,000 or the borrowing base, which is 90% of insured receivables under 90 days, plus 80% of receivables over 90 days, plus 30% of inventory (up to a maximum of CAD$400,000 CAD). A financial covenant given by the Corporation under the line of credit arrangement requires that tangible net worth of Signifi Mobile Inc. cannot be less than CAD$750,000. This demand line of credit was fully repaid by the Corporation in 2021.

On June 23, 2020, the Corporation entered into a non-brokered private placement financing agreement with Accel Telecom Inc. (“Accel”), which at the time was a reporting insider of the Corporation. Accel subscribed for 1,330 senior unsecured 10% convertible debentures maturing one year from the issue date at an issue price of CAD$1,000 per convertible debenture (the “June 2020 Convertible Debentures”) for aggregate gross proceeds of CAD$1,330,000 (the “June 2020 Offering”). Each June 2020 Convertible Debenture is convertible, at the option of the holder, into 3,333 Common Shares (23 Common Shares, following the Reverse Stock Split) at a price of CAD$0.30 per Common Share (CAD$43.50 per Common Share, following the Reverse Stock Split), subject to adjustment in certain events and are redeemable at 101% of the face value at any time after the closing date. Accel also received 1,330,000 (9,172 following the Reverse Stock Split) non-transferrable share purchase warrants (each, a “June 2020 Warrant”). Each June 2020 Warrant entitled the holder to acquire one Common Share at an exercise price of CAD$0.30 (CAD$43.50, following the Reverse Stock Split) per Common Share for a period of 12 months after the date of issue.

On June 26, 2020, in connection with the June 2020 Offering, the Corporation entered into an agreement with an existing arm’s-length debenture holder to amend the terms of its outstanding convertible debentures (in the amount of CAD$250,000 and due June 28, 2020) on equivalent terms as the June 2020 Offering. The holder received 250,000 (1,724 after the Reverse Stock Split) June 2020 Warrants. No finders’ fees were paid in conjunction with the June 2020 Offering.

On July 31, 2020, the Corporation completed a non-brokered private placement raising aggregate gross proceeds of CAD$2,150,000 through the issuance of 148,276 units of the Corporation (following the Reverse Stock Split) (the “July 2020 Units”) at a price of CAD$14.50 (following the Reverse Stock Split) per July 2020 Unit. Each July 2020 Unit consisted of one Common Share and one-half of one share purchase warrant (each whole share purchase warrant, a “July 2020 Warrant”). Each July 2020 Warrant was exercisable at a price of CAD$26.10 (following the Reverse Stock Split) for a period of two years. The Corporation paid a cash commission of CAD$24,681.60 and issued 1,702 broker warrants (following the Reverse Stock Split) on the same terms as the July 2020 Warrants to certain finders.

On September 25, 2020, the Corporation completed a public offering of 2,100,000 units of the Corporation at a price of $6.00 per unit in connection with the listing of the Common Shares on the Nasdaq, for aggregate gross proceeds of $12,600,000 (the “September 2020 Offering”). Each unit consisted of one Common Share and one share purchase warrant (each, a “September 2020 Warrant”). Each September 2020 Warrant is exercisable at a price of $6.85 per Common Share for a period of five years. Both the Common Shares and the September 2020 Warrants commenced trading on the Nasdaq on September 25, 2020. An additional 113,500 share purchase warrants were issued to Maxim Group LLC as the underwriter for the offering, each of which entitles the holder thereof to acquire one Common Share at a price of $6.60 per Common Share any time prior to September 25, 2025. On November 4, 2020, the offering’s underwriters Maxim Group LLC partially exercised an over-allotment option, whereby the Corporation issued an additional 120,000 Common Shares and an additional 266,000 September 2020 Warrants for additional aggregate gross proceeds of $721,460.

On December 31, 2020, the Corporation completed a private placement financing (the “December 2020 Offering”), under which certain Israeli and Canadian investors purchased an aggregate of 129,450 units of the Corporation (each, a “December 2020 Unit”) at a purchase price of $100.00 per December 2020 Unit, for aggregate gross proceeds of $12,945,000. Each December 2020 Unit consisted of ten Common Shares and ten share purchase warrants (each, a “December 2020 Warrant”). Each December 2020 Warrant entitles the holder to acquire one Common Share at an exercise price of $11.50 per Common Share for a period of 42 months. The Corporation retained Orion Underwriting and Issuances Ltd. to serve as its placement agent with respect to the Israeli investors participating in the December 2020 Offering. In connection with the December 2020 Offering, the Corporation paid cash commissions in the aggregate amount of $652,250 and issued 64,752 broker warrants on the same terms as the December 2020 Warrants.

On November 3, 2021, the Corporation issued a $7,200,000 convertible promissory note (the “Promissory Note”) and 2,142,857 share purchase warrants (the “November 2021 Warrants”) to Lind Global Partners II, LP (“Lind”), for gross proceeds of $6,000,000, in connection with the Lind Financing.

The Promissory Note was fully repaid by November 2022 by the issuance of Common Shares to Lind, at a redemption price equal to 80% of the average five lowest daily volume-weighted prices during the twenty trading days prior to the issuance of the Common Shares.

Each November 2021 Warrant entitled the holders thereof to purchase one Common Share, at an exercise price of $4.00 per share. The November 2021 Warrants expire 5 years from the issue date. The exercise price of the November 2021 Warrants will be adjusted if the Corporation closes an offering where the Common Shares are offered at a price less than the exercise price, resulting in a revision of the exercise price equal to the Common Share offering. Because the exercise price of the November 2021 Warrants will vary if the Corporation issues Common Shares at a price lower than the exercise price of the November 2021 Warrants, the November 2021 Warrants are classified as liabilities. On December 7, 2021, Lind exercised 250,000 of its November 2021 Warrants to acquire 250,000 Common Shares at an exercise price of $4.00 per Common Share. As a result of the exercise of the warrants, the Corporation received gross proceeds of $1,000,000.

On January 11, 2022, the Corporation completed an underwritten public offering in the United States, raising a total of $20,013,043 in gross proceeds (the “Maxim Financing”). The Maxim Financing consisted of the sale to the public of 7,215,652 units of the Corporation at a price of $2.30 per unit (the “January 2022 Units”), with each January 2022 Unit being comprised of one Common Share and one share purchase warrant (the “January 2022 Unit Warrants”). Each January 2022 Unit Warrant entitles the holder thereof to purchase one Common Share at an exercise price of $2.30 per share. Maxim Group LLC was the sole underwriter.

In addition, the Corporation issued 1,480,000 pre-funded units of the Corporation (“January 2022 Pre-Funded Units”) at $2.29 per January 2022 Pre-Funded Unit. Each January 2022 Pre-Funded Unit was comprised of a one-pre-funded warrant (a “January 2022 Pre-Funded Warrant”) to purchase one Common Share, and one warrant to purchase one Common Share (“January 2022 Warrants”). The January 2022 Pre-Funded Warrant allows the holder to acquire one Common Share of the Corporation at an exercise price of $0.01 per Common Share, and a warrant to purchase a Common Share at an exercise price of $2.30 per Common Share. The January 2022 Warrants were exercisable immediately and have a term of five years. Each January 2022 Pre-Funded Warrant is exercisable immediately and is exercisable until all January 2022 Pre-Funded Warrants are exercised.

The Corporation concurrently sold an additional 1,304,347 share purchase warrants to purchase up to 1,304,347 Common Shares at an exercise price of $2.30 per share (the “January 2022 Option Warrants”) pursuant to an over-allotment option exercised by the underwriter. Each January 2022 Option Warrant is exercisable immediately and has a term of five years from the issue date.

The Corporation also issued share purchase warrants to the placement agents to purchase 434,783 Common Shares at an exercise price of $2.53 per share (the “Placement Agent Warrants”), which are exercisable 180 days from January 11, 2022, with a term of five years.

In aggregate, the Corporation issued 7,215,652 Common Shares, 1,480,000 January 2022 Pre-Funded Warrants, 9,999,999 January 2022 Unit Warrants, January 2022 Option Warrants, and January 2022 Warrants, and 434,783 Placement Agent Warrants.

The direct costs related to the issuance of the Common Shares and warrants issued in connection with the Maxim Financing were $1,709,706 excluding the cost of the Placement Agent Warrants that were allocated to both transaction costs and the share issuance costs in equity based on their relative values.

The 1,480,000 January 2022 Pre-Funded Warrants were exercised as of the day of closing, for gross proceeds of $14,800, converting into 1,480,000 Common Shares that were fully issued.

On October 12, 2022, the Corporation completed an underwritten public offering in the United States, raising a total of $3,986,100 in gross proceeds from the sale of units (each, a “October 2022 Unit”). The Corporation allocated the gross proceeds and direct costs between the units, pre-funded units and related warrants using the residual method. The underwritten public offering resulted in the sale to the public of 15,810,000 October 2022 Units at $0.23 per October 2022 Unit, with each October 2022 Unit being comprised of one common share and one warrant (the “October 2022 Unit Warrants”) exercisable at $0.14 per Common Share. The October 2022 Unit Warrants are exercisable immediately and have a term of five years. In addition, the Corporation issued 1,590,000 pre-funded units (“October 2022 Pre-Funded Units”) at $0.22 per October 2022 Pre-Funded Unit. Each October 2022 Pre-Funded Unit is comprised of one pre-funded warrant (an “October 2022 Pre-Funded Warrant”) to purchase one Common Share, and one warrant to purchase one Common Share. The October 2022 Pre-Funded Warrant allows the holder to acquire one Common Share at an exercise price of $0.01 per Common Share, and a warrant to purchase a Common Share at an exercise price of $0.14 per Share. The warrants are exercisable immediately and have a term of five years. Each October 2022 Pre-Funded Warrant is exercisable immediately and is exercisable until all October 2022 Pre-Funded Warrants are exercised. The Corporation determined that the October 2022 Pre-Funded Warrants are Common Shares in substance, as they require only a minimal exercise price of $0.01. In addition, the underwriting agreement includes both the October 2022 Units and October 2022 Pre-Funded Units and were negotiated together in the equity raise. Given that the purpose of the October 2022 Pre-Funded Units is in substance the same as that of the October 2022 Unit (i.e., resulting in the ownership of both Common Shares and Common Share warrants) and that the terms of the warrants in both the October 2022 Units and October 2022 Pre-Funded Units are the same (i.e., the obligations of the Corporation for the units are the same), the Corporation determined that the October 2022 Units and October 2022 Pre-Funded Units are closely related and should be combined into one unit of account for the purposes of allocating proceeds. Therefore, the proceeds from the sale of the October 2022 Units and October 2022 Pre-Funded Units are combined and allocated among the Common Shares, October 2022 Pre-Funded Warrants, and the common share warrants, with the warrant liability being initially recognized at fair value as of the registration date and the residual amount being allocated to the Common Shares (i.e., equity). The Common Share warrants were fair valued using a Black-Scholes model using the following assumptions: initial stock price $0.14, strike rate $0.23, dividend yield 0%, term 5 years, volatility 135.0% and risk-free rate 4.08%.

As the warrants are treated as a liability, the residual value method under IAS 32 was utilized to allocate the total proceeds of the issuance. The residual value to be allocated to Common Shares is:

Gross proceeds	$3,986,100
Less: total fair value of warrant liability	(2,288,327)
Residual value to common shares	$1,697,773

The Corporation paid a 7% Placement Agent Fee of $279,027 and other offering expenses (e.g., legal expenses, accounting fees) of $185,871 for total net proceeds of $3,521,202. Direct costs of $433,353 were allocated to the warrant liability and expensed immediately in profit and loss.

In addition, the Corporation issued 1,739,130 Common Share purchase warrants with an exercise price of $0.23 to the holders of a previously issued convertible note to entice the holder to waive their right to block the October 12, 2022 equity offering (“Waiver Warrants”). The Waiver Warrants were fair valued using a Black-Scholes model using the following assumptions: initial stock price $0.14, strike rate $0.23, dividend yield 0%, term 5 years, volatility 135.0% and risk-free rate 4.08%. The fair value of the Waiver Warrants of $206,485 was treated as a share issuance cost.

Previous warrants and a convertible note issued by the Corporation have an anti-dilutive provision (“ratchet provision”) which changes the strike price/conversion price of the previously issued warrants/convertible note, respectively, to the price of the units newly issued by the Corporation. The value of the previously issued warrants and convertible note were $96,800 and $597,966, respectively, immediately prior to the effect of the ratchet provision. The Impact of the ratchet provision was accounted for as a component of the fair value of the related instruments.

Changes Anticipated for the Financial Year ending December 31, 2023

The Corporation made its VK7 device available for sale in Q1 2023.

DESCRIPTION OF THE BUSINESS

Summary

The Corporation is a global developer of innovative cellular based communications solutions over advanced 4G LTE mobile networks under the “Uniden® Cellular” and “Siyata” brands. Siyata’s three product categories include in-vehicle communications solutions for commercial fleet vehicles, rugged handheld mobile devices for industrial workers, and cellular amplifiers to boost the cellular signal inside homes, buildings, and vehicles.

The Corporation’s “connected-vehicle” devices and various accessories are specifically designed for enterprise customers and professional fleets such as trucks, vans, buses, ambulances, government cars, and more. The Corporation aims to provide greater mobile connectivity for professional drivers and to facilitate replacement of the current in-vehicle, multi device status quo with a single device that incorporates voice, data, and fleet management solutions. In addition, the Corporation develops, markets, and sells rugged Push-To-Talk mobile devices, cellular amplifiers, and various accessories for both consumer and enterprise customers.

The Corporation develops, manufactures, markets, and sells a portfolio of rugged handheld Push to Talk smartphone devices. These rugged B2B environments are focused toward enterprise customers, first responders, construction workers, security guards, government agencies and mobile workers in multiple industries.

Siyata’s primary markets include cellular operators and their dealers, commercial vehicle technology distributors and fleets of all sizes in North America, Europe, Australia, and the Middle East, and to multiple retailers, distributors, and cellular dealers.

For the two most recently completed financial years, the revenues for each category of the Corporation’s products that accounted for 15% or more of total consolidated revenue for the applicable financial year are as follows.

Revenues by Category	2022 (USD$)	2021 (USD$)
Cellphone booster systems and related accessories	$2,658,000	$4,234,607
Ruggedized Smartphones	$3,923,910	$3,310,881
Total Annual Consolidated Revenues USD$	$6,481,910	$7,545,488

The Corporation undertakes research activities that present the prospect of gaining new scientific or technical knowledge and understanding, and the Corporation’s development activities involve a plan or design for the production of new or substantially improved products and processes. The Corporation conducts its own research and development with its internal engineering teams and complements that effort with subcontractors for both its hardware and software development. The Corporation analyzes market trends, evaluates emerging wireless technologies, and innovates to address anticipated customer needs.

Production and Services

Oversight, control, production, and development of products are managed from the Corporation’s head office. The Corporation provides forecasts of demand to multiple third-party suppliers and manufacturers based primarily in China, prior to the scheduled delivery of Siyata’s products to channel partners. The manufacturing process involves the coordination of hundreds of components, subsystems, and software code. The manufacture of the Corporation’s connected vehicle devices, handheld Push-To-Talk smartphone devices, and cellular boosters includes multiple stages of design, manufacture and assembly, testing, shipping, and installation.

The Corporation’s warehouse and Canadian sales headquarters is located at 1751 Richardson Street Suite 2207, Montreal, Quebec, Canada, with approximately 5,616 square feet of space. The Corporation entered into a lease agreement for this property as of October 1, 2022, and ending on May 31, 2024. The landlord is the same for both the former location on Lenoir Street which had 4,472 square feet and agreed to terminate the lease as of October 2022 so that Siyata could re-locate to the 5,616 square foot location on Richardson Street for a four year term, beginning on July 1, 2020 (the “Lease”). The Lease is set to expire on May 31, 2024. Under the Lease, the Corporation pays net rent of CAD$2.00 per square foot per annum, approximately CAD$11,232 per annum, payable in monthly equal installments.

The Corporation also leased additional Canadian warehouse space from a different landlord located in Chateauguay, Quebec, totaling 2,837 square feet for $11.50 per square foot for the period April 1, 2022, to May 31, 2024, inclusive. The annual net rent is CAD$32,625.

The Corporation believes that its existing facilities are adequate to meet current requirements and that suitable additional or substitute space will be available as needed to accommodate any further physical expansion of operations and for any additional offices.

Specialized Skill and Knowledge

All aspects of the Business require specialized skills and knowledge. The Corporation’s management team is comprised of individuals (including consultants and advisors), who bring together strong complementary skills, expertise and experience in various aspects of the Corporation’s business, as well as strong capital markets experience. Siyata employs hardware and radio frequency (RF) engineering graduates as well as experts in industrial design and carrier relations. The experienced management team, along with its other employees, subcontractors and consultants, have the required expertise and specialized knowledge and are well-positioned to implement the Corporation’s business strategy.

Competitive Conditions

Rugged Handsets Category

The Corporation’s direct competitors include Sonim Technologies, Kyocera, and one ruggedized model from Samsung. These competitors also target sales of Push-to-Talk over Cellular (PoC) solutions through wireless carriers in North America and internationally. None of these competitors offer a unique solution like the Corporation’s SD7 Handset which focuses on a simple upgrade from two-way radios, nor do they offer an equivalent to the Corporation’s VK7 Vehicle Kit. These direct competitors focus on more expensive ruggedized Smartphones.

Indirectly, the Corporation competes with low-cost Push-to-Talk over Cellular devices designed and developed by various Chinese companies including Telo, Inrico, and others. These products are not approved for sale by North America wireless carriers due to lower overall device specifications which do not meet requirements of North American wireless carriers. These devices are mostly sold in international markets to highly price sensitive customers.

Indirectly, the Corporation also competes with traditional two-way LMR radios, also known as “portables” that are carried or worn on a belt and used for PTT communications. These are sold by a small number of large LMR vendors who sell directly to large first responder organizations and to large enterprise customers. They also sell through dealers and distributors to small and medium-sized commercial customers. These products are generally not sold through wireless carriers in North America or internationally. The government and enterprise customers that they target are now often considering the alternative of Push-to-Talk over Cellular since customers do not need to purchase repeaters and towers nor any government licensing for the frequencies that they use. Also, Push-to-Talk over Cellular provides much wider-area coverage, and these PoC solutions tend to be less expensive than traditional LMR radios both to purchase the PoC hardware such as the Siyata SD7 Handset, as well as to subscribe to monthly PoC service from a wireless carrier.

In-Vehicle Category

The Corporation does not believe that it has any direct competitors within the in-vehicle market category in North America that provide a dedicated cellular based device for commercial and first responder vehicles, and the Corporation believes that no other company offers an In-Vehicle IoT device that is approved for sale in North America by wireless carriers.

The Corporation has several indirect competitors. First, customers could choose a handheld phone along with a professionally installed third party car kit. There are car kit providers who attempt to make their car kits compatible with popular handheld phone models. By comparison, the UV350 device offers enhanced audio quality, safety, and reception. Furthermore, the UV350 is always active and can be used in temperature extremes. Furthermore, the UV350 kit is one complete solution from one supplier, as opposed to buying separately from two different companies and assembling a phone and a car kit that offers no proven compatibility.

The Corporation’s second group of indirect competitors are rugged tablets that can be placed in a mount. The UV350 device offers better audio quality, better safety, better cellular reception, and it is always on and ready to be used. Also, compared to a tablet, the UV350 can also make cellular calls including emergency 911 calls whereas the tablet cannot as it is a data only device.

The Corporation’s third group of indirect competitors are In-Vehicle Two-way LMR Radios also knows as “mobiles”. Not only can the UV350 make phone calls which the LMR radio cannot, but the UV350 offers much better coverage due to using the cellular network as opposed to a limited two-way radio network. The UV350 can support downloadable Android apps and can serve as a modem for IoT devices and as a Wi-Fi hotspot for further connectivity options and more.

The Corporation’s fourth group of indirect competition is a leading global LMR vendor who offers an In-Vehicle device which is a Push to Talk over Cellular device, compatible only with its own OEM’s PTT application, and as it is not a smartphone based device so it does not offer any downloadable apps (fleet management, GPS tracking, live video feed, etc.) nor the ability to make a phone call over the wireless network. This LMR vendor sells the In-Vehicle device directly to customers and through its dealer channel, but not through wireless carriers.

Cellular Boosters Category

Within the cellular booster category, the Corporation has several direct competitors, including Wilson Electronics, LLC, Nextivity Inc., and SureCall Company.

New Products

In March 2020, Siyata launched its next generation line of Uniden® cellular signal boosters. This new home office line of cellular signal boosters includes the Uniden® U60C 4G and Uniden® U65C 4G, both of which are designed to improve connectivity, especially as millions of workers migrate from office buildings to home workspaces during the Covid-19 crisis.

In April 2020, Siyata launched the 4G/LTE UR5 ultra lightweight, handheld rugged Android smartphone with integrated Push-To-Talk and the ability to easily switch Push-To-Talk channels with its unique rotary channel selection knob to navigate Push-To-Talk groups.

In September 2020, Siyata launched its “Uniden® Hero Series” line of cellular signal boosters available exclusively to first responders in the USA. This new portfolio is comprised of 3 devices, the Uniden® U70 FN for inside buildings, the Uniden® UM50 FN for inside vehicles and the Uniden® UM2M FN which can simply connect to the Corporation’s Uniden® UV350 in vehicle communicator.

In December 2020, Siyata announced the commercial launch of its Uniden® Mobile Coverage Kit (MCK), which is intended to empower first responders and government agencies to stay connected even in remote areas where cellular coverage is weak. This ultra-rugged, mobile, waterproof case is equipped with 2 USB charging ports, with the ability to power through 110V power adaptor, 12V lighter plug adapter and is equipped with an external battery for long life use.

On July 14, 2022, Siyata announced that it was launching a new product, a High Power User Equipment (HPUE) antenna, in conjunction with Assured Wireless Corporation. This new HPUE antenna will be launched for use with Assured Wireless’ AW12- Mega-Mobile High Power User Equipment (HPUE) modem which is designed to transmit at 1.25 Watts, which is up to six times higher than traditional LTE equipment and is the highest power device available on FirstNet®. Sales of this new product have not yet commenced as of the date of this AIF, but are expected to commence in 2023.

Components

The primary raw materials and components used in the Corporation’s products include metal, plastic, antennas, microprocessors, printed circuit boards, cables, RF connectors, and LCD screens. These raw materials and components are sourced by third party contract manufacturers. The Corporation works closely with its contract manufacturers to reduce lead times, manage inventory, and ensure competitive pricing. The Corporation also conducts periodic quality control audits of its suppliers.

Target Markets

Siyata’s customer base includes cellular network operators and their dealers, as well as commercial vehicle technology distributors for fleets of all sizes in the U.S., Canada, Europe, Australia, the Middle East and other international markets.

The North American Tier 1 cellular carriers that Siyata is working with have large scale distribution and sales channels. With an estimated 25 million commercial vehicles including 7 million first responder vehicles. The Corporation sees the North American market as its largest opportunity with a total addressable market over $19 billion. These Tier 1 cellular carriers are interested in launching the UV350 as it allows for new SIM card activations in commercial vehicles and increased ARPU from existing customers with corporate and first responder fleets while targeting new customers with a unique, dedicated, multi-purpose in-vehicle IoT smartphone.

In addition, our rugged handsets will ultimately be targeted to approximately 47 million enterprise task and public sector workers across North America including construction, transport & logistics, manufacturing, energy & utility, public safety and federal government.

Yellow School Buses

There are approximately 500,000 active yellow school buses in North America, per the Smithsonian Institute. The majority of these use a two-way LMR radio for voice communications between their dispatchers and the bus drivers. A small percentage of yellow school buses also use a tracking system so that the fleet manager at the local school district headquarters can identify where the buses are at any time. Challenges for school districts include controlling costs, maintaining legacy two-way radio devices and networks, and also the lack of communication with their drivers when buses are beyond the county borders for field trips and sports events. The U.S. Government is also encouraging school districts to incorporate technology that is compatible with FirstNet. The Corporation believes that UV350 in-vehicle device with a Push-to-Talk over Cellular app, a Mobile Device Management (MDM) app, and an emergency response app such as CrisisGo, combined with its Wired Palm Mic, Roof Mounted Antenna, and In-line Cellular Booster provides a solution to these school districts. This is expected to result in lower capex and opex, as well as increased driver safety, increased functionality, and much improved cellular coverage. If the School District selects FirstNet as its wireless carrier partner, then drivers can be assured of communicating with their dispatchers and with neighboring agencies in times of emergencies. This availability of the new FirstNet network is causing many school districts to reconsider their communications solutions, which is expected to benefit the Corporation. Recently, the Corporation has observed a shift in the education market toward its SD7 Handset with its VK7 Vehicle Kit for in-vehicle solutions. Schools are selecting this at times along with the CrisisGo Emergency Response application to ensure their response times during emergencies are as quick and as efficient as possible.

Utility ‘Bucket Trucks’

Utility businesses in North America operate hundreds of thousands of vehicles, including bucket trucks used by workers to fix or install hydro-lines on utility poles. These trucks require the ability for their dispatchers to communicate with the workers in the truck. These trucks currently primarily incorporate a mix of two-way LMR radio and Push-to-Talk over Cellular (PoC) to communicate. Many bucket trucks also utilize a second weatherproof speaker mounted in the back of the truck in order for dispatchers to communicate with elevated workers operating on hydro lines. Communicating with and relaying important information to workers operating on hydro lines can be challenging. The Corporation has developed a custom solution for dispatchers to communicate with the truck, and also an extra amplifier which can power the Utility’s pre-installed second speaker, connected by a simple toggle switch.

First Responder Vehicles

According to the Smithsonian Institute, there are approximately 3 million active First Responder vehicles in the United States. Most police vehicles contain “P25” two-way radio devices for Push-To-Talk voice communication. P25 devices are expensive, with each device costing thousands of United States dollars, along with a ruggedized laptop computer for database lookups which can cost over $2,000. The opportunity for the Corporation in the near term is to augment, rather than to replace the P25 in vehicle two-way radio. Police agencies are traditionally less willing to abandon their legacy two-way radio technology. With the launch and growth of FirstNet, police agencies are beginning to adopt FirstNet compatible Push-To-Talk over cellular devices to enable neighboring agencies to communicate during emergencies. While it is possible to enable P25 two-way radios to talk with Push-To-Talk over cellular devices, the UV350 is a dedicated Push-To-Talk over cellular solution which delivers strong audio quality and dependability for first responders. The Corporation recognizes opportunities with police agencies in smaller rural communities where two-way radio coverage is more challenging. With roof mounted antennae and in-line cellular boosters, the UV350 device can be the solution that allows rural police vehicles to communicate efficiently.

The UV350 In-Vehicle Device remains a valid solution for first responders. Because our SD7 PTT Handset is rated for Mission Critical PTT, or “MCPTT” for short, more and more first responder agencies are becoming aware of and are interested in purchasing SD7 Handset and its VK7 Vehicle Kit.

Construction Vehicles

The Corporation believes that construction companies present a strong customer base for its suite of products. Companies operating trucks that deliver gravel or remove soil from construction sites traditionally have used commercial grade two-way LMR radios for voice communication. These vehicles occasionally also integrate technologies such as Automatic Vehicle Location devices so that headquarters can monitor the locations of their trucks. For metro-wide two-way radio coverage, these construction companies are typically paying a small two-way radio company between $20 and $40 per month per truck for the use of their towers and repeaters for voice communications between headquarters and their drivers. If the trucks need to travel outside the metro region then they are unable to communicate. The UV350 device delivers loud and clear audio communications while its relatively small footprint fits securely in vehicles. The UV350 can replace the two-way radio devices used in construction company vehicles to make driving simpler and safer.

Intangible Properties

The Corporation owns two patents that it acquired from Clear RF, as discussed below, and the Corporation has entered into several licensing agreements for the use of a trademark and certain patents.

Licensing Agreement with Uniden America Corporation

In December 2012, Signifi Mobile Inc., the Corporation’s wholly-owned subsidiary, entered into the Uniden Agreement. The Uniden Agreement provides the Corporation with the exclusive right to use the trademark “Uniden®” (along with associated designs and trade dress) and distribute, market, and sell its in-vehicle device, cellular signal booster and accessories under the Uniden® brand in the categories of cellular amplifiers, connected vehicle cellular devices, and rugged cellular products, during its term in North America. The Uniden Agreement, as currently in effect, has a three-year term, which commenced on January 1, 2020 and expires on December 31, 2031.

For further details of the Uniden Agreement, please see the section in this AIF entitled “General Development of the Business – Three Year History – Licensing Agreements”.

Licensing Agreement with Wilson Electronics, LLC

Siyata, through its wholly-owned subsidiary, Signifi Mobile Inc., entered into the Wilson Agreement on November 30, 2017, with an effective date of January 1, 2018. Under the Wilson Agreement, the Corporation has licensed a patent for its cellular booster portfolio of products, for the rights to the stand-alone cell phone radio signal booster on a worldwide basis. The Wilson Agreement is expected to remain in force until the expiration of all of the patents licensed under the Wilson Agreement expire, which is estimated to occur in May 2027.

For further details of the Wilson Agreement, please see the section in this AIF entitled “General Development of the Business – Three Year History – Licensing Agreements”.

Licensing Agreement with Via Licensing Corporation

Effective June 8, 2018, the Corporation entered into the Via Licensing Agreements, which allow the Corporation to utilize worldwide patents related to the coding and decoding of Android software as well as access and download within the “LTE/ 4G” network. This patent licence is for an initial period of five years and can be extended for a further five-year term.

For further details of the Via Licensing Agreements, please see the section in this AIF entitled “General Development of the Business – Three Year History – Licensing Agreements”.

Asset Purchase Agreement with eWave Mobile Ltd.

Effective October 1, 2017, the Corporation entered into an asset purchase agreement with eWave Mobile Ltd. (“eWave”), for the purchase of certain distribution rights and contracts in connection with the right to sell and distribute, in Israel, certain cellular devices for the push to talk market, or the eWave Supplies, in exchange for $700,000 in cash and Common Shares having a value equal to $700,000. Additionally, the asset purchase agreement requires the Corporation to pay eWave 50% of up to $1,500,000 in net profit that it earns from sales related to the eWave Suppliers, and 25% thereafter of the net profit exceeding $1,500,000.

Clear RF, LLC

In March 2021, the Corporation, through a wholly-owned subsidiary of Signifi Mobile Inc., the Corporation’s wholly-owned subsidiary, acquired all of the outstanding units of ClearRF, a Washington State limited liability company that produces M2M (machine-to-machine) cellular amplifiers for commercial and industrial M2M applications, and offers patented direct connect cellular amplifiers and patented auto gain & oscillation control designed for M2M and IoT applications. Two patents held by ClearRF were subsequently transferred and assigned to ClearRF Nevada Inc., an indirect, wholly-owned subsidiary of the Corporation, following the closing of this acquisition.

For further details of the acquisition of ClearRF, please see the section in this AIF entitled “General Development of the Business – Three Year History – Financial Year ended December 31, 2021”.

Cycles

The purchase of the Corporation’s products is often an enterprise-wide decision for prospective customers, which requires the Corporation to engage in sales efforts over an extended period of time and provide a significant level of education to prospective customers regarding the uses and benefits of such devices. Prospective customers, especially the wireless carriers that sell products, often undertake a prolonged evaluation process that may take from several months to several years in certain cases. Consequently, if forecasted sales from a specific customer are not realized, the Corporation may not be able to generate revenues from alternative sources in time to compensate for the shortfall.

The Corporation does not experience any effects of seasonality it its business. Its products are designed to function at full capacity under all weather conditions and therefore, it does not experience any shifts in sales patterns.

Economic Dependence

The Corporation relies on various service providers, vendors, and suppliers to deliver its products and services. The Corporation relies on the key services of its wireless carrier channel partners and third party distributors and resellers to promote and distribute its products; a license agreement with Uniden America Corporation to use the trademark “Uniden®”, along with associated designs and trade dress to distribute, market, and sell its In-Vehicle device, cellular signal booster, and accessories in North America; and multiple vendors for its components and contract manufacturers to build its products. Siyata has one Asian company that is involved in both R&D and contract manufacturing of the UV350, the SD7, VK7 and SD7+.

Changes to Contracts

The Corporation does not have long-term supply agreements with any of its suppliers. Its current contracts with certain suppliers may be canceled or not extended by such suppliers and, therefore, do not afford the Corporation with sufficient protection against a reduction or interruption in supplies.

Subsequent to the acquisition of ClearRF, ClearRF’s American-based contractor informed Siyata that due to a worldwide shortage of certain components, the delay from purchase order to product delivery would be a minimum 9-month lead time and there would not be any guarantees of production within that timeframe. As a result, the ClearRF sales forecast was reduced for 2022 as Siyata sourced alternate manufacturers for that product. This product was not one of the main sales drivers for the Corporation in 2022 and is not material to the operations of Siyata and does not have a material impact on the financials. Siyata did not place orders with this contractor in 2022.

Environmental Protection

The Corporation’s products are subject to a wide range of product regulatory and safety, consumer, worker safety, and environmental laws and regulations.

The Corporation’s operations do not have a significant impact on the environment. Siyata has not made, and is not required to make, any significant capital expenditures to comply with environmental regulations, and does not believe that its competitive position will be affected by environmental protection requirements. The Corporation believes that its contract manufacturing partners and component suppliers currently meet all other environmental standards or guidelines and are compliant with local and federal regulations. Investments made with regards to environmental protection have had no operational or financial impact on the expenses in capital property, profit, or loss or on the competitive position of the Corporation during the fiscal year ended December 31, 2022, and are not expected to have an effect in future years.

Employees

As of December 31, 2022, the Corporation had 23 full-time employees and no part-time employees. Ten of the Corporation’s employees are located in Israel, with two performing sales functions, four performing research and development functions, and four performing operations. The other 13 employees are located in North America, with three sales members in the USA and seven employees in Canada, of which four are performing sales functions and six are performing operations functions.

Foreign Operations

A number of the Corporation’s officers and directors are residents of Israel and the United States. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect business and operations. In addition, political, economic and regulatory conditions in the United States may affect business and operations.

The Corporation also uses multiple third-party suppliers and manufacturers based primarily in China. Pursuant to Chinese labour laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts.

Bankruptcy and Similar Procedures

There have been no bankruptcy, receivership, or similar proceedings against the Corporation or any of its subsidiaries within the three most recently completed financial years or during or proposed for the current financial year.

RISK FACTORS

An investment in securities of the Corporation involves a significant degree of risk and must be considered highly speculative due to the nature of the Corporation’s business. There are a number of risks that may have a material and adverse impact on the future operating and financial performance of the Corporation and could cause the Corporation’s operating and financial performance to differ materially from the estimates described in forward-looking statements related to the Corporation.

The risks set out below are not the only risks facing the Corporation. There are widespread risks associated with any form of business and specific risks associated with the Corporation’s business.

In addition to the other information set forth elsewhere in this AIF, the following risk factors should be carefully reviewed by prospective investors. These risks may not be the only risks faced by the Corporation. Risks and uncertainties not presently known by the Corporation or which are presently considered immaterial may also adversely affect the Corporation’s business, properties, results of operations and/or condition (financial or otherwise). If any of the following risks actually occur, the Corporation’s business, financial condition, results, and prospects could be adversely affected.

Additional risks and uncertainties not presently known to the Corporation or those that are currently deemed immaterial may also impair the Corporation’s business operations. If any such risks actually occur, the business, financial condition, and operating results of the Corporation could be materially harmed. All references to “Siyata” or the “Corporation” in this section entitled “Risk Factors” include the Corporation and its subsidiaries, except where the context otherwise requires. Before making an investment decision, prospective investors should carefully consider the risks and uncertainties herein, as well as the other information contained in the Corporation’s public filings.

Risks Related to the Corporation’s Financial Position and Capital Requirements

The Corporation has a history of operating losses and may never achieve or maintain profitability.

The Corporation has a limited operating history and a history of losses from operations. As of December 31, 2022, the Corporation had an accumulated deficit of $77,818,663. Without additional capital, the Corporation’s existing cash and cash equivalents will be insufficient to fully fund the Corporation’s business plan. The Corporation’s ability to achieve profitability will depend on whether it can obtain additional capital when needed, complete the development of the Corporation’s technology, obtain required regulatory approvals, and continue to develop arrangements with channel partners. There can be no assurance that the Corporation will ever achieve profitability.

The Corporation’s independent registered public accounting firm, in its report on the Corporation’s financial statements for the year ended December 31, 2022, has raised substantial doubt about the Corporation’s ability to continue as a going concern.

The Corporation may require additional capital to fund its business and support its growth, and its inability to generate and obtain such capital on acceptable terms, or at all, could harm its business, operating results, financial condition, and prospects.

The Corporation intends to continue to make substantial investments to fund its business and support its growth. In addition, the Corporation may require additional funds to respond to business challenges, including the need to develop new features or enhance its solutions, improve its operating infrastructure or acquire or develop complementary businesses and technologies. As a result, in addition to the revenues the Corporation generates from its business, the Corporation may need to engage in additional equity or debt financings to provide the funds required for these and other business endeavors. If the Corporation raise additional funds through future issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities the Corporation issues could have rights, preferences and privileges superior to those of holders of the Corporation’s securities. Any debt financing that the Corporation may secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Corporation to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Corporation may not be able to obtain such additional financing on terms favorable to it, if at all. If the Corporation is unable to obtain adequate financing or financing on terms satisfactory to it when required, its ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely impacted. In addition, the Corporation’s inability to generate or obtain the financial resources needed may require it to delay, scale back, or eliminate some or all of its operations, which may have a significant adverse impact on its business, operating results, and financial condition.

In 2020, the Corporation’s independent registered accountants identified six material weaknesses in the Corporation’s internal controls over financial reporting, which have been mostly remediated. In 2021, the Corporation’s independent registered accountants identified five material weaknesses in the Corporation’s internal controls over financial reporting, which have been remediated. In 2022, the Corporation’s independent registered accountants identified three material weaknesses in the Corporation’s internal controls over financial reporting, which are under remediation. If the Corporation is unable to remediate any outstanding material weaknesses, it may not be able to report financial results accurately, prevent fraud or file its periodic reports as a public company in a timely manner.

In connection with the audit of the Corporation’s consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, the Corporation’s independent registered public accountants identified several material weaknesses in the Corporation’s internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis.

In 2022, our independent registered public accountants identified a number of material weaknesses in our internal control over financial reporting.

Weakness	Remediation
Revenue Recognition timing of product returns and title transfer

Consistent application of IFRS15 with respect to the 5 criterion for revenue recognition will be re-emphasized to all persons responsible for financial controls to ensure compliance, and

Peer review of North American sales by the Israeli CFO and peer review by Corporate CFO of Israeli sales recognition policy on a quarterly basis and dialogue on new customers to ensure the revenue recognition policy and the customer contracts are consistently applied.

Inventory Internal Control Weakness. The documentation surrounding inventory purchases and advances to suppliers has limited oversight and reviews and could be improved so as to provide further comfort to an auditor that the controls are effectively implemented.

Monthly comparison of inventory first and last cost in USD$ between periods to note any changes and to investigate the reason for these discrepancies to provide a more accurate quantum of write downs and consistent costing.

The implementation of an IT system to track the inventory movements in North America;

Monthly comparison of inventory units between periods to note any changes and to investigate the reason for any inconsistencies.

Obtain confirmation of goods in transit with external vendors and consignment customers on a more timely basis.

Capitalization of Development Costs Weaknesses in Internal Control. The Corporation capitalizes development costs associated with the products it develops according to IAS-38 that determines which expenses are qualified for capitalization and how to amortize them over time. IAS 36 determines how the asset should be audited for impairment each period.

The Corporation uses an external subcontractor that’s provides the NRE services and also is the manufacturer for the goods sold. A contract is signed with the contractor as to the scope of the costs, and milestones are determined. R&D is managed from Israel but the payments and the monitoring of the agreement is done form Canada.

Our audit findings show that the coordination between the R&D team in Israel and in Canada is insufficient and that the approval of payments to the contractor, verifying that the original sums of the contract were not exceeded and additional procedures should be defined in implemented in order to avoid excess payments, invoices recorded erroneously to Intangibles and more.

We believe these procedures should include additional approvals to pay by R&D in Israel, a budget vs actual cost, signed contracts regarding increase in scope.

The R&D development team will be required to approve all invoices from the R&D sub-contractor and ensure they fall within the budget to ensure the amounts capitalized are not in excess of the original budget with its discounted cash flows.

Once the R&D team has approved the invoice based on the above criteria, the CEO will review the documentation and once approved, will forward said documentation to the CFO in Canada for wire initiation.

In 2021, our independent registered public accountants identified a number of material weaknesses in our internal control over financial reporting.

Weakness	Remediation
Insufficient review of inventory balances for products that are slow-moving	On a quarterly basis, management is reviewing inventory on hand for slow moving merchandise and reviews inventory on hand regularly
Insufficient review of advances to suppliers on products that are no longer selling	Management to review quantities on hand before approving purchase orders
Insufficient controls surrounding off-site inventory tracking	As of April 1, 2022, the Company signed a lease for their own exclusive warehouse space so that outside contract warehouses will not be required
Insufficient review whether product returns relate to sales recorded in the fiscal year	Product returns to be reviewed to compare to ensure they occur in the same fiscal year
Insufficient review of title transfer terms to determine the period in which revenue should be recorded	Controller to scrutinize all revenues earned in the period to ensure compliance with IFRS15
Informal policies surrounding closing off of accounting periods resulting in delays and difficulty auditing.	Controller and CFO in Canada to coordinate full scheduling of the year end process to ensure timely close off of accounting periods.

In 2020, our independent registered public accountants identified a number of material weaknesses in our internal control over financial reporting. The Corporation has remedied each weakness, as follows:

Weakness	Remediation
Lack of formal review of the customers return rights for products prior to revenue recognition	Management requires a formal signed distribution agreement with major customers which define the terms, including payment terms, return policy, repair policy and warranty policy
The review of receivables for the purpose of recording expected credit losses	Management is reviewing the credit risk of each customer and a part of the sales function has the formalized distribution agreements in place
Review of inventory and spare parts for obsolete or slow-moving products	On a quarterly basis, management is reviewing inventory on hand for slow moving merchandise and reviews inventory on hand regularly.
Lack of formal review regarding appropriateness of classification of share issuance costs versus transaction expenses through profit and loss	Management has engaged outside consultants to review Purchase price adjustment valuation, impairment valuations and complex transactions to ensure compliance with IFRS standards.
Classification of amounts held in trust separate from cash and equivalents	Management has engaged outside consultants to review Purchase price adjustment valuation, impairment valuations and complex transactions to ensure compliance with IFRS standards
The need to set a formal policy to enter all post-closing adjustments within a set time period after year end, before providing records to the auditors	Management to approve a scheduling plan and hold each individual accountable for meeting the deadlines so that compliance can be met.

A discussion of the material weaknesses identified in the Corporation’s 2019 audit is included in the annual information form of the Corporation dated March 31, 2021, in respect of the financial year ended December 31, 2021, which is available under the Corporation’s profile on SEDAR at www.sedar.com.

The Corporation cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. If the Corporation’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the Corporation may be unable to report its financial results accurately on a timely basis or help prevent fraud, which could cause the Corporation’s reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of the Common Shares to decline.

The Corporation has begun to take steps to remediate these material weaknesses and strengthen our internal control over financial reporting, including the following:

(i)	documenting and formally assessing our accounting and financial reporting policies and procedures; and

(ii)	increasing the use of third-party consultants in assessing significant accounting transactions and other technical accounting and financial reporting issues, preparing accounting memoranda addressing these issues and maintaining these memoranda in our corporate records.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these measures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a misstatement of our accounts or disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis.

Risks Related to the Corporation’s Business and Industry

The Corporation relies on its channel partners to generate a substantial majority of its revenues. If these channel partners fail to perform or if the Corporation cannot enter into agreements with channel partners on favorable terms, the Corporation’s operating results could be significantly harmed.

During the fiscal year ended December 31, 2022, 69%of the Corporation’s revenues were generated through sales by its channel partners, which are primarily wireless carriers who sell the Corporation’s devices through their sales channels. To the extent the Corporation’s channel partners are unsuccessful in selling or do not promote its products, or the Corporation is unable to obtain and retain a sufficient number of high-quality channel partners, the Corporation’s business and operating results could be significantly harmed. The channel partners are wireless carriers who have direct and indirect sales channels which the Corporation is leveraging to get to their customers. The Corporation’s wireless carrier channel partners currently include:

●	AT&T, in USA;

●	FirstNet, in USA;

●	Verizon, in USA;

●	US Cellular, in USA;

●	Discount Cellular, in USA;

●	Bell Mobility, in Canada;

●	Rogers, in Canada;

●	Pelephone, in Israel;

●	Partner Communications, in Israel;

●	Cellcom, in Israel;

●	STC, in Saudi Arabia; and

●	Telstra, in Australia.

While these arrangements are typically long term, they generally do not contain any firm purchase volume commitments. As a result, the Corporation’s channel partners are not contractually obligated to purchase a minimum number of products. The Corporation is generally required to satisfy any and all purchase orders delivered within specified delivery windows, with limited exceptions (such as orders significantly in excess of forecasts). If the Corporation is unable to efficiently manage its supply and satisfy purchase orders on a timely basis to its channel partners, the Corporation may be in breach of its sales arrangements and lose potential sales. If a technical issue with any of the Corporation’s covered products exceeds certain present failure thresholds for the relevant performance standard or standards, the channel partner typically has the right to cease selling the product, cancel open purchase orders, and levy certain monetary penalties. If the Corporation’s products suffer technical issues or failures following sales to its channel partners, the Corporation may be subject to significant monetary penalties and its channel partners may cease making purchase orders, which would significantly harm the Corporation’s business and results of operations. In addition, the channel partners retain sole discretion in which of their stocked products to offer their customers. While the Corporation may offer limited customer incentives, it generally has limited to no control over which products the channel partners decide to offer or promote, which directly impacts the number of products that partners will purchase.

The Corporation’s channel partners may be unsuccessful in marketing, selling, and supporting the Corporation’s solutions. They may also market, sell, and support solutions that are somewhat competitive with the Corporation’s, and may devote more resources to the marketing, sales, and support of such products. They may have incentives to promote the Corporation’s competitors’ products in lieu of its products, particularly for the Corporation’s bigger competitors with larger volumes of orders, more diverse product offerings, and a longer relationship with the generally large-scale channel partners. As a result, channel partners may stop selling the Corporation’s products completely. While the Corporation employs a small direct sales force, the channel partners have significantly larger sales teams who are not contractually obligated to promote any of the Corporation’s devices and often have multiple competing devices in stock to offer their customers. In addition, downstream sales by the channel partners often succeed due to attractive device prices and monthly rate plans, which the Corporation does not control. In certain cases, the Corporation may promote its own devices through customer incentives, however, there can be no assurance that any such incentives would contribute to increased purchases of the Corporation’s products. Further, given the impact of attractive pricing on ultimate sales, the Corporation generally must offer increased promotional funding or price reductions for its more expensive products. This promotional funding or price reductions operate to reduce margins and significantly impact profitability.

New sales channel partners may take several months or more to achieve significant sales. The Corporation’s channel partner sales structure could be subject to lawsuits, potential liability, and reputational harm if, for example, any of the channel partners misrepresent the functionality of the Corporation’s products or services to their customers, or violate laws or the Corporation’s corporate policies.

If the Corporation fails to effectively manage its existing or future sales channel partners, channel partners fail to promote the Corporation’s products effectively, or the Corporation is unable to meet its obligations under the Corporation’s sales arrangements or future agreements that the Corporation may enter into with wireless carrier customers have terms that are more favorable to the customer, the Corporation’s business and results of operations would be harmed.

The Corporation is materially dependent on the adoption of its solutions by both the industrial enterprise and public sector markets, and if end customers in those markets do not purchase the Corporation’s solutions, its revenues will be adversely impacted, and it may not be able to expand into other markets.

The Corporation’s revenues have been primarily in the industrial enterprise market, and the Corporation is materially dependent on the adoption of its solutions by both the industrial enterprise and public sector markets. End customers in the public sector market may remain, for reasons outside the Corporation’s control, tied to Land Mobile Radio (LMR) solutions or other competitive alternatives to the Corporation’s devices. Sales of products to these buyers may also be delayed or limited by these competitive conditions. If products are not widely accepted by buyers in those markets, the Corporation may not be able to expand sales of its products into new markets, and the Corporation’s business, results of operations, and financial condition may be adversely impacted.

The Corporation participates in a competitive industry, which may become more competitive. Competitors with greater resources and significant experience in high-volume product manufacturing may be able to respond more quickly and cost-effectively than the Corporation can to new or emerging technologies and changes in customer requirements.

The Corporation faces significant competition in developing and selling its solutions. The Corporation’s primary competitors in the non-rugged mobile device market include Apple Inc., and Samsung Electronics Co. Ltd. The Corporation’s primary competitors in the rugged mobile device market include Sonim Technologies Inc., Bullitt Mobile Ltd., and Kyocera Corporation. The Corporation also faces competition from large system integrators and manufacturers of private and public wireless network equipment and devices. Competitors in this space include Harris Corporation, JVC Kenwood Corporation, Motorola Solutions, Inc. (or MSI), and Tait International Limited. Within the Cellular Booster category, the Corporation has several direct competitors, including Wilson Electronics, LLC, Nextivity, Inc., and SureCall Company.

The Corporation cannot give assurances that it will be able to compete successfully against current or future competitors. Increased competition in mobile computing platforms, data capture products, or related accessories and software developments may result in price reductions, lower gross profit margins, and loss of market share, and could require increased spending on research and development, sales and marketing, and customer support. Some competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products, which may create additional pressures on the Corporation’s competitive position in the marketplace.

Most of the Corporation’s competitors have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, sales, marketing, and other resources and experience than the Corporation. In addition, many competitors purchase a higher volume of components from their suppliers and are able to keep their supply costs relatively low and, as a result, may be able to recognize higher margins on their product sales than the Corporation. Many of the Corporation’s competitors may also have existing relationships with the channel partners which the Corporation also uses to sell its products, or with potential customers. This competition may result in reduced prices, reduced margins, and longer sales cycles for the Corporation’s products. The Corporation’s competitors may also be able to more quickly and cost-effectively respond to new or emerging technologies and changes in customer requirements. The combination of brand strength, extensive distribution channels and financial resources of the larger vendors could cause the Corporation to lose market share and could reduce the Corporation’s margins on its products. If any of the Corporation’s larger competitors were to commit greater technical, sales, marketing, and other resources to the Corporation’s markets, its ability to compete would be adversely impacted. If the Corporation is unable to successfully compete with competitors, sales would suffer and as a result the Corporation’s financial condition will be adversely impacted.

Defects in the Corporation’s products could reduce demand for its products and result in a loss of sales, delay in market acceptance, and injury to reputation, which would adversely impact the Corporation’s business.

Complex software, as well as multiple components, displays, plastics, and assemblies used in the Corporation’s products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in products may result in a loss of sales, product malfunction, delay in market acceptance, and potential injuries to customers which can bring to injury in the Corporation’s reputation and increased warranty costs.

Additionally, the Corporation’s software may contain undetected errors, defects, or bugs. Although the Corporation has not suffered significant harm from any errors, defects, or bugs to date, management may discover significant errors, defects, or bugs in the future that the Corporation may not be able to correct or correct in a timely manner. It is possible that errors, defects, or bugs will be found in the Corporation’s existing or future software and/or hardware products and related services with the potential for delays in, or loss of market acceptance of, products and services, diversion of resources, injury to reputation, increased service and warranty expenses, and payment of damages.

Further, errors, defects, or bugs in the Corporation’s solutions could be exploited by hackers or could otherwise result in an actual or perceived breach of the Corporation’s information systems. Alleviating any of these problems could require significant expense and could cause interruptions, delays or cessation of the Corporation’s product licensing, which would reduce demand for the Corporation’s products and result in a loss of sales, delay in market acceptance and injure the Corporation’s reputation and could adversely impact the Corporation’s business, results of operations and financial condition.

If the Corporation’s business does not grow as it expects, or if the Corporation fails to manage its growth effectively, its operating results and business would suffer.

The Corporation’s ability to successfully grow its business depends on a number of factors including its ability to:

●	accelerate the adoption of solutions by new end customers;

●	expand into new vertical markets;

●	develop and deliver new products and services;

●	increase awareness of the benefits that the Corporation’s solutions offer; and

●	expand the Corporation’s domestic and international footprint.

As usage of the Corporation’s solutions grows, it will need to continue to make investments to develop and implement new or updated solutions, software, technologies, security features, and cloud-based infrastructure operations. In addition, the Corporation will need to appropriately scale its internal business systems and services organization, including the suppliers of products and customer support services, to serve its growing customer base. Any failure of, or delay in, these efforts could impair the performance of solutions and reduce customer satisfaction.

Further, growth could increase quickly and place a strain on the Corporation’s managerial, operational, financial, and other resources, and its future operating results depend to a large extent on its ability to successfully manage its anticipated expansion and growth. To manage the Corporation’s growth successfully, it will need to continue to invest in sales and marketing, research and development, and general and administrative functions and other areas. The Corporation is likely to recognize the costs associated with these investments earlier than receiving some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than it expects, which could adversely impact its operating results.

If the Corporation is unable to manage its growth effectively, it may not be able to take advantage of market opportunities or develop new solutions or upgrades to the Corporation’s existing solutions, satisfy customer requirements, maintain the quality and security of its solutions or execute on its business plan, any of which could harm its business, operating results and financial condition.

The Corporation may not be able to continue to develop solutions to address user needs effectively in an industry characterized by ongoing change and rapid technological advances.

To be successful, the Corporation must adapt to rapidly changing technological and application needs by continually improving its products, as well as introducing new products and services, to address user demands.

The Corporation’s industry is characterized by:

●	evolving industry standards;

●	frequent new product and service introductions;

●	increasing demand for customized product and software solutions;

●	rapid competitive developments;

●	changing customer demands; and

●	evolving distribution channels.

Future success will depend on the Corporation’s ability to effectively and economically adapt in this evolving environment. The Corporation could incur substantial costs if it must modify its business to adapt to these changes, and may even be unable to adapt to these changes.

The markets for the Corporation’s devices and related accessories may not develop as quickly as the Corporation expects, or may not develop at all. The Corporation’s dependence on its cellular carrier channel partners and their success in promoting Push-to-Talk over Cellular (PoC) to their client base is key for the success of the business.

The Corporation’s future success is substantially dependent upon continued adoption of devices and related accessories in the industrial enterprise and public sector markets, including the transition from LMR to Push to Talk over Cellular networks. These market developments and transitions may take longer than the Corporation expects or may not occur at all, and may not be as widespread as the Corporation expects. If the market does not develop as the Corporation expects, its business, operating results, and financial condition would be significantly harmed.

The Corporation’s future success is dependent on its ability to create independent brand awareness for its business and products with end customers, and its inability to achieve such brand awareness could limit its prospects.

The Corporation depends on wireless carriers to promote and distribute its products. While the Corporation intends to ramp up direct marketing and end-customer brand awareness initiatives in the future, its sales and marketing efforts have historically been predominantly focused on channel partners. To increase end-customer brand awareness, the Corporation intends to develop sales tools for key verticals within target markets, increase usage of social media and expand product training efforts, among other things. As a result, the Corporation expects its sales and marketing expenses to increase in the future, primarily from increased sales personnel expenses, which will require the Corporation to cost-efficiently ramp up its sales and marketing capabilities and effectively target end customers. However, there can be no assurance that the Corporation will successfully increase its brand awareness or do so in a cost-efficient manner while maintaining market share within its existing sales channels. The Corporation’s failure to establish stand-alone brand awareness with end customers of its products will leave it vulnerable to the marketing and selling success of others, including its channel partners, and these developments could have an adverse impact on its prospects. If the Corporation is unable to significantly increase the awareness of its brand and solutions with end customers in a cost-efficient manner, the Corporation will remain significantly dependent on its channel partners for sales of its products, and its business, financial condition, and results of operations could be adversely impacted.

The Corporation is dependent on the continued services and performance of a concentrated group of senior management and other key personnel, the loss of any of whom could adversely impact its business.

The Corporation’s future success depends in large part on the continued contributions of a concentrated group of senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of the company, the development of its solutions, and its strategic direction. The Corporation also depends on the contributions of key technical personnel. The Corporation’s senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with the Corporation at any time, for any reason and without notice. The loss of any of its key personnel could significantly delay or prevent the achievement of the Corporation’s development and strategic objectives and harm its business.

The Corporation competes in a rapidly evolving market, and the failure to respond quickly and effectively to changing market requirements could cause its business and operating results to decline.

The mobile device market is characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. In order to deliver a competitive mobile device, the Corporation’s solutions must be capable of operating in an increasingly complex network environment. As new wireless phones are introduced and standards in the mobile device market evolve, the Corporation may be required to modify its phones and services to make them compatible with these new products and standards. Likewise, if its competitors introduce new devices and services that compete with the Corporation’s products, it may be required to reposition its solutions or introduce new phones and solutions in response to such competitive pressure. The Corporation may not be successful in modifying its current devices or introducing new ones in a timely or appropriately responsive manner, or at all. If the Corporation fails to address these changes successfully, its business and operating results could be significantly harmed.

If the Corporation is unable to sell its solutions into new markets, its revenues may not grow.

Any new market into which the Corporation attempts to sell its solutions may not be receptive. The Corporation’s ability to penetrate new markets depends on the quality of its solutions, the continued adoption of its public safety solution by first responders, the perceived value of its solutions as a risk management tool and its ability to design its solutions to meet the demands of its customers. If the markets for its solutions do not develop as the Corporation expects, its revenues may not grow.

The Corporation’s ability to successfully face these challenges depends on several factors, including increasing the awareness of its solutions and their benefits, the effectiveness of its marketing programs, the costs of its solutions, its ability to attract, retain and effectively train sales and marketing personnel, and its ability to develop relationships with wireless carriers and other partners. If the Corporation is unsuccessful in developing and marketing the Corporation’s solutions into new markets, new markets for its solutions might not develop or might develop more slowly than the Corporation expect, either of which would harm its revenues and growth prospects.

If the Corporation is unable to attract, integrate and retain additional qualified personnel, including top technical talent, its business could be adversely impacted.

The Corporation’s future success depends in part on its ability to identify, attract, integrate, and retain highly skilled technical, managerial, sales, and other personnel. The Corporation faces intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than the Corporation does. Some of these characteristics may be more appealing to high-quality candidates than those the Corporation has to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. The Corporation may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and may lose new employees to its competitors or other companies before it can realize the benefit of its investment in recruiting and training them. Moreover, new employees may not be or become as productive as the Corporation expects, as it may face challenges in adequately or appropriately integrating them into its workforce and culture. If the Corporation is unable to attract, integrate, and retain suitably qualified individuals who are capable of meeting its growing technical, operational and managerial requirements on a timely basis or at all, its business will be adversely impacted.

Volatility or lack of positive performance in the Corporation’s stock price may also affect its ability to attract and retain its key employees. Employees may be more likely to leave if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of the Common Shares. If the Corporation is unable to appropriately incentivize and retain its employees through equity compensation, or if the Corporation needs to increase its compensation expenses in order to appropriately incentivize and retain its employees, its business, operating results, and financial condition would be adversely impacted.

A security breach or other significant disruption of information technology systems or those of the Corporation’s partners, suppliers, or manufacturers, caused by cyberattacks or other means, could have a negative impact on operations, sales, and operating results.

All information technology systems are potentially vulnerable to damage, unauthorized access, or interruption from a variety of sources, including but not limited to, cyberattacks, cyber intrusions, computer viruses, security breaches, energy blackouts, natural disasters, terrorism, sabotage, war, insider trading and telecommunication failures. A cyberattack or other significant disruption involving the Corporation’s information technology systems or those of the Corporation’s outsource partners, suppliers or manufacturers could result in the unauthorized release of proprietary, confidential or sensitive information or result in a virus and malware installation on the Corporation’s devices. Such unauthorized access to, or release of, this information or other security breaches could: (i) allow others to unfairly compete with the Corporation, (ii) compromise safety or security, (iii) subject the Corporation to claims for breach of contract, tort, and other civil claims, and (iv) damage the Corporation’s reputation. Any or all of the foregoing could have a negative impact on the Corporation’s business, financial condition and results of operations.

The Corporation experiences lengthy sales cycles for the Corporation’s products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

The purchase of the Corporation’s products is often an enterprise-wide decision for prospective customers, which requires the Corporation to engage in sales efforts over an extended period of time and provide a significant level of education to prospective customers regarding the uses and benefits of such devices. Prospective customers, especially the wireless carriers that sell products, often undertake a prolonged evaluation process that may take from several months to several years in certain cases. Consequently, if forecasted sales from a specific customer are not realized, the Corporation may not be able to generate revenues from alternative sources in time to compensate for the shortfall. The loss or delay of an expected large order could also result in a significant unexpected revenue shortfall. Moreover, to the extent the Corporation enters into and delivers products pursuant to significant contracts earlier than expected, operating results for subsequent periods may fall below expectations. The Corporation may spend substantial time, effort, and money on the Corporation’s sales and marketing efforts without any assurance that efforts will produce any sales. If the Corporation is unable to succeed in closing sales with new and existing customers, its business, operating results, and financial condition will be harmed.

The Corporation has a limited history of high-volume commercial production of its devices, and may face manufacturing capacity constraints.

The Corporation has limited history and experience in high-volume commercial production of its devices. Because of this limited production history, the Corporation faces challenges in predicting its business and evaluating its prospects, which may result in breakdowns of its ability to timely supply devices to customers. Moreover, the Corporation faces manufacturing capacity constraints that present further risks to its business. If overall demand of its devices increases in the future, the Corporation will need to expand its manufacturing capacity in a cost-efficient manner. Failing to meet customer demand due to its failure to successfully address these risks and challenges could adversely impact the Corporation’s reputation and future sales, which would significantly harm its business, results of operations, and financial condition.

Risks Related to Reliance on Third Parties

As the Corporation works with multiple vendors for its components, if it fails to adequately forecast demand for its inventory and supply needs, the Corporation could incur additional costs or experience manufacturing delays, which could reduce its gross margin or cause a delay or even a loss on sales.

Because its production volumes are based on a forecast of channel partner demand rather than purchase commitments from its major customers, there is a risk that its forecasts could be inaccurate and that the Corporation will be unable to sell its products at the volumes and prices the Corporation expect, which may result in excess inventory. The Corporation provides, and will continue to provide, forecasts of its demand to its third-party suppliers prior to the scheduled delivery of products to its channel partners. If the Corporation overestimates its requirements, its contract manufacturers may have excess component inventory, which could increase costs. If the Corporation underestimates its requirements, its contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of its products and result in delays in shipments and revenues or even lost sales, or could incur unplanned overtime costs to meet its requirements, resulting in significant cost increases. For example, certain materials and components used to manufacture the Corporation’s products may reach end of life during any of the Corporation’s product’s life cycles, following which suppliers no longer provide such expired materials and components. This would require the Corporation to either source and qualify an alternative component, which could require a re-certification of the device by the wireless carriers and/or regulatory agencies, or forecast product demand for a final purchase of such materials and components that may reach end of life to ensure that the Corporation has sufficient product inventory through a product’s life cycle. If the Corporation overestimates forecasted demand, it would hold excess end-of-life materials and components resulting in increased costs. If the Corporation underestimates forecasted demand, it could experience delays in shipments and loss of revenues.

In addition, if the Corporation underestimates its requirements and the applicable supplier becomes insolvent or is no longer able to timely supply its needs in a cost-efficient manner or at all, it may be required to acquire components, which may need to be customized for its products, from alternative suppliers, including at significantly higher costs. If the Corporation cannot source alternative suppliers and/or alternative components, it may suffer delays in shipments or lost sales. Similarly, credit constraints at the Corporation’s suppliers could require it to accelerate payment of its accounts payable, impacting its cash flow. Further, lead times for materials and components that the Corporation orders vary significantly and depend on factors such as the specific supplier, contract terms, customization needed for any particular component and demand for each component at a given time. Any such failure to accurately forecast demand and manufacturing and supply requirements, and any need to obtain alternative supply sources, could materially harm its business, results of operations, and financial condition.

The Corporation’s dependence on third-party suppliers for key components of its products could delay shipment of its products and reduce its sales.

The Corporation depends on certain suppliers for the delivery of components used in the assembly of its products. The Corporation’s reliance on third-party suppliers creates risks related to its potential inability to obtain an adequate supply of components and reduced control over pricing and timing of delivery of components. In particular, the Corporation has little to no control over the prices at which its suppliers sell materials and components. Certain supplies of its components are available only from a single source or limited sources and the Corporation may not be able to diversify sources in a timely manner. The Corporation has experienced shortages in the past that have negatively impacted its results of operations and may experience such shortages in the future.

The Corporation also does not have long-term supply agreements with any of its suppliers. The Corporation’s current contracts with certain suppliers may be canceled or not extended by such suppliers and, therefore, do not afford it with sufficient protection against a reduction or interruption in supplies. Moreover, in the event any of these suppliers breach their contracts with the Corporation, legal remedies associated with such a breach may be insufficient to compensate the Corporation for any damages it may suffer.

Any interruption of supply for any material components of the Corporation’s products, or inability to obtain required components from its third-party suppliers, could significantly delay the production and shipment of its products and harm its revenues, profitability, and financial condition.

Because the Corporation relies on a small number of channel partners/customers for a large portion of its revenue, the loss of any of these customers would have a material adverse effect on its operating results and cash flows.

For the fiscal year ended December 31, 2022, the Corporation derived 69% of its revenue from its channel partners. Any termination of a business relationship with, or a significant sustained reduction in business from, one or more of these channel partners could have a material adverse effect on the Corporation’s operating results and cash flows.

If dedicated public safety 4G/LTE networks are not deployed at the rate the Corporation anticipates or at all, demand for the Corporation’s solutions may not grow as expected. 5G networks are gaining more traction and Siyata is considering the development of 5G products to add to their suite of products.

A key part of the Corporation’s strategy is to further expand the use of its solutions over dedicated 4G/LTE networks in the public safety market. If the deployment of dedicated 4G/LTE networks is delayed or such networks are not adopted at the rate the Corporation anticipates, demand for its solutions may not develop as the Corporation anticipates, which would have a negative effect on its revenues.

The application development ecosystem supporting the Corporation’s devices and related accessories is new and evolving.

The application development ecosystem supporting the Corporation’s devices and related accessories is new and evolving. Specifically, the number of application developers in the ecosystem supporting the Corporation’s devices and accessories is small. If the market or the application development ecosystem does not develop, timely or at all, demand for the Corporation’s products may be limited, and the Corporation’s business and results of operations will be significantly harmed.

Failure of the Corporation’s suppliers, subcontractors, distributors, resellers, and representatives to use acceptable legal or ethical business practices, or to fail for any other reason, could negatively impact the Corporation’s business.

The Corporation does not control the labour and other business practices of suppliers, subcontractors, distributors, resellers, and third-party sales representatives, or TPSRs, and cannot provide assurance that they will operate in compliance with applicable rules, and regulations regarding working conditions, employment practices, environmental compliance, anti-corruption, and trademark a copyright and patent licensing. If one of the Corporation’s suppliers, subcontractors, distributors, resellers, or TPSRs violates labour or other laws or implements labour or other business practices that are regarded as unethical, the shipment of finished products to the Corporation could be interrupted, orders could be canceled, relationships could be terminated, and the Corporation’s reputation could be damaged. If one of the suppliers or subcontractors fails to procure the necessary license rights to trademarks, copyrights, or patents, legal action could be taken against the Corporation that could impact the saleability of products and expose it to financial obligations to a third party. Any of these events could have a negative impact on sales and results of operations.

Moreover, any failure of the Corporation’s suppliers, subcontractors, distributors, resellers, and TPSRs, for any reason, including bankruptcy or other business disruption, could disrupt the Corporation’s supply or distribution efforts and could have a negative impact on sales and results of operations.

The Corporation’s products are subject to risks associated with sourcing and manufacturing.

The Corporation does not own or operate any of the manufacturing facilities for its products and rely on a concentrated number of independent suppliers to manufacture all of the products the Corporation sell. For its business to be successful, the Corporation’s suppliers must provide it with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. The Corporation’s ability to obtain a sufficient selection or volume of merchandise on a timely basis at competitive prices could suffer as a result of any deterioration or change in its supplier relationships or events that adversely affect its suppliers.

There can be no assurance the Corporation will be able to detect, prevent or fix all defects that may affect its products manufactured by its suppliers. Failure to detect, prevent, or fix defects, or the occurrence of real or perceived quality or safety problems or material defects in the Corporation’s current and future products, could result in a variety of consequences, including a greater number of product returns than expected from customers and the Corporation’s wholesale partners, litigation, product recalls, and credit, warranty, or other claims, among others, which could harm the Corporation’s brand, results of operations, and financial condition. Such problems could hurt the Corporation’s brand image, which is critical to maintaining and expanding its business. Any negative publicity or lawsuits filed against the Corporation related to the perceived quality and safety of its products could harm the Corporation’s brand and decrease demand for its products.

If one or more of the Corporation’s significant suppliers were to sever their relationship or significantly alter the terms of its relationship, including due to changes in applicable trade policies, the Corporation may not be able to obtain replacement products in a timely manner, which could have a material adverse effect on its business, results of operations, and financial condition.

In addition, if any of the Corporation’s primary suppliers fail to make timely shipments, do not meet its quality standards, or otherwise fail to deliver a product in accordance with the Corporation’s plans, there could be a material adverse effect on its results of operations.

The Corporation’s contractors and suppliers buy raw materials and are subject to wage rates that are often regulated by the governments of the countries in which the Corporation’s products are manufactured. The raw materials used to manufacture the Corporation’s products are subject to availability constraints and price volatility. There could be a significant disruption in the supply of raw materials from current sources or, in the event of a disruption, the Corporation’s suppliers might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price or at all. The Corporation’s business is dependent upon the ability of its unaffiliated suppliers to locate, train, employ, and retain adequate personnel. The Corporation’s unaffiliated suppliers have experienced, and may continue to experience in the future, unexpected increases in work wages, whether government-mandated or otherwise. The Corporation’s suppliers may increase their pricing if their raw materials became more expensive. The Corporation’s suppliers may pass the increase in sourcing costs through price increases, thereby impacting its margins. Material changes in the pricing practices of suppliers could negatively impact profitability.

In addition, the Corporation cannot be certain that its unaffiliated suppliers will be able to fill orders in a timely manner. If the Corporation experiences significant increases in demand or reductions in the availability of materials, or needs to replace an existing supplier, there can be no assurance additional supplies of raw materials or additional manufacturing capacity will be available when required on terms acceptable, or at all, or that any supplier would allocate sufficient capacity in order to meet requirements. In addition, even if the Corporation is able to expand existing or find new manufacturing or sources of materials, it may encounter delays in production and added costs as a result of the time it takes to train suppliers in its methods, products, quality control standards, and labour, health, and safety standards. Any delays, interruption or increased costs in labour or wages, or the supply of materials or manufacture of products, could have an adverse effect on the ability to meet wholesale partner and customer and consumer demand for products and result in lower revenue and net income both in the short and long term.

Events that adversely impact the Corporation’s suppliers could impair its ability to obtain adequate and timely supplies. Such events include, among others, difficulties or problems associated with suppliers’ business, the financial instability and labour problems of suppliers, raw material shortages, instability of raw material prices, merchandise quality and safety issues, natural or man-made disasters, inclement weather conditions, war, acts of terrorism, and other political instability, economic conditions, transportation delays and shipment issues. The Corporation’s suppliers may be forced to reduce their production, shut down their operations or file for bankruptcy. The Corporation’s suppliers may also consolidate, increasing their market power. The occurrence of one or more of these events could impact the Corporation’s ability to get products to the Corporation’s customers and/or wholesale partners, result in disruptions to the Corporation’s operations, increase the Corporation’s costs and decrease the Corporation’s profitability.

Global sourcing and foreign trade involve numerous factors and uncertainties beyond the Corporation’s control, including:

●	increased shipping costs;

●	the imposition of additional import or trade restrictions;

●	legal or economic restrictions on overseas suppliers’ ability to produce and deliver products;

●	increased custom duties and tariffs;

●	unforeseen delays in customs clearance of goods;

●	more restrictive quotas;

●	loss of a most favored nation trading status;

●	currency exchange rates;

●	transportation delays;

●	port of entry issues; and

●	foreign government regulations, political instability, and economic uncertainties in the countries from which the Corporation or suppliers source products.

The Corporation’s sourcing operations may also be hurt by health concerns regarding the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of COVID-19 (as defined herein) and its potential impact on financial results) in countries in which merchandise is produced. Moreover, negative press or reports about internationally manufactured products may sway public opinion, and thus customer confidence, away from the Corporation’s products. Furthermore, changes in U.S. trade policies, including new restrictions, tariffs or other changes could lead to additional costs, delays in shipments, embargos and other uncertainties that could negatively impact the Corporation’s relationships with international suppliers and materially adversely affect business. These and other issues affecting international suppliers or internationally manufactured merchandise could have a material adverse effect on the Corporation’s business, results of operations, and financial condition.

In addition, some suppliers may not have the capacity to supply the Corporation with sufficient merchandise to keep pace with growth plans, especially if the Corporation needs significantly greater amounts of inventory. In such cases, the ability to pursue the Corporation’s growth strategy will depend in part upon management’s ability to develop new supplier relationships.

The nature of the Corporation’s business may result in undesirable press coverage or other negative publicity, which would adversely impact its brand identity, future sales, and results of operations.

The Corporation’s solutions are used to assist law enforcement and other public safety personnel in situations involving public safety. The incidents in which its solutions are deployed may involve injury, loss of life, and other negative outcomes, and such events are likely to receive negative publicity. Such negative publicity could have an adverse impact on new sales or renewals or expansions of coverage areas by existing customers, which would adversely impact financial results and business.

Changes in the availability of federal funding to support local public safety or other public sector efforts could impact the Corporation’s opportunities with public sector end customers.

Many of the Corporation’s public sector end customers rely to some extent on funds from federal governments in order to purchase and pay for the Corporation’s solutions. Any reduction in federal funding for local public safety or other public sector efforts could result in the Corporation’s end customers having less access to funds required to continue, renew, expand or pay for its solutions. For example, changes in policies with respect to “sanctuary cities” may result in a reduction in federal funds available to the Corporation’s current or potential end customers. Additionally, any future government shutdowns (such as the U.S. government’s partial shutdown in 2018 and 2019) could result in delayed public safety spending or re-allocation of funding into other areas of public safety. If federal funding is reduced or eliminated and the Corporation’s end customers cannot find alternative sources of funding to purchase its solutions, its business will be harmed.

Economic uncertainties or downturns, or political changes, could limit the availability of funds available to customers and potential customers, which could significantly adversely impact the business.

Current or future economic uncertainties or downturns could adversely impact the Corporation’s business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks in North America, Europe, the Asia Pacific region or elsewhere, could cause a decrease in funds available to customers and potential customers and negatively affect the growth rate of the Corporation’s business.

These economic conditions may make it extremely difficult for customers and the Corporation to forecast and plan future budgetary decisions or business activities accurately, and they could cause the customers to re-evaluate their decisions to purchase the Corporation’s solutions, which could delay and lengthen sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments. In turn, the Corporation may be required to increase its allowance for doubtful accounts, which would adversely impact its financial results.

Management cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry, or the impact of political changes. If the economic conditions of the general economy or industries in which the Corporation operate worsen from present levels, or if recent political changes result in less funding being available to purchase the Corporation’s solutions, the Corporation’s business, operating results and financial condition could be adversely impacted.

Natural or man-made disasters and other similar events may significantly disrupt the Corporation’s business, and negatively impact the Corporation’s operating results and financial condition.

Any of the Corporation’s facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks, and power outages, which may render it difficult or impossible for the Corporation to operate its business for some period of time. The Corporation’s facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in the Corporation’s operations could negatively impact its business and operating results and harm its reputation. In addition, the Corporation may not carry business insurance or may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a significant adverse impact on the Corporation’s business, operating results, and financial condition. In addition, the facilities of significant vendors may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or significant adverse impact on the business.

The Corporation is exposed to risks associated with strategic acquisitions and investments.

The Corporation may consider strategic acquisitions of companies with complementary technologies or intellectual property in the future. Acquisitions hold special challenges in terms of successful integration of technologies, products, services, and employees. The Corporation may not realize the anticipated benefits of these acquisitions or the benefits of any other acquisitions the Corporation completed or may complete in the future, and the Corporation may not be able to incorporate any acquired services, products, or technologies with its existing operations, or integrate personnel from the acquired businesses, in which case its business could be harmed.

Acquisitions and other strategic decisions involve numerous risks, including:

●	problems integrating and divesting the operations, technologies, personnel, services, or products over geographically disparate locations;

●	unanticipated costs, taxes, litigation, and other contingent liabilities;

●	continued liability for discontinued businesses and pre-closing activities of divested businesses or certain post-closing liabilities which the Corporation may agree to assume as part of the transaction in which a particular business is divested;

●	adverse impacts on existing business relationships with suppliers and customers;

●	risks associated with entering into markets in which the Corporation has no, or limited, prior experience;

●	incurrence of significant restructuring charges if acquired products or technologies are unsuccessful;

●	significant diversion of management’s attention from the Corporation’s core business and diversion of key employees’ time and resources;

●	licensing, indemnity or other conflicts between existing businesses and acquired businesses;

●	inability to retain key customers, distributors, suppliers, vendors, and other business relations of the acquired business; and

●	potential loss of key employees or the key employees of an acquired organization or as a result of discontinued businesses.

Financing for future acquisitions may not be available on favorable terms, or at all. If the Corporation identifies an appropriate acquisition candidate for any of its businesses, the Corporation may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products, service offerings, technologies, or employees into existing business and operations. Future acquisitions and divestitures may not be well-received by the investment community, which may cause the value of the Corporation’s stock to fall. The Corporation cannot ensure that it will be able to identify or complete any acquisition, divestiture, or discontinued business in the future. Further, the terms of the Corporation’s indebtedness constrain its ability to make and finance additional acquisitions or divestitures.

If the Corporation acquires businesses, new products, service offerings, or technologies in the future, the Corporation may incur significant acquisition-related costs. In addition, the Corporation may be required to amortize significant amounts of finite-lived intangible assets and may record significant amounts of goodwill or indefinite-lived intangible assets that would be subject to testing for impairment. The Corporation has in the past and may in the future be required to write off all or part of the intangible assets or goodwill associated with these investments that could harm operating results. If the Corporation consummates one or more significant future acquisitions in which the consideration consists of stock or other securities, existing stockholders’ ownership could be significantly diluted. If the Corporation were to proceed with one or more significant future acquisitions in which the consideration included cash, the Corporation could be required to use a substantial portion of its cash and investments. Acquisitions could also cause operating margins to fall depending on the businesses acquired.

The Corporation’s strategic investments may involve joint development, joint marketing, or entry into new business ventures, or new technology licensing. Any joint development efforts may not result in the successful introduction of any new products or services by the Corporation or a third party, and any joint marketing efforts may not result in increased demand for its products or services. Further, any current or future strategic acquisitions and investments by management may not allow the Corporation to enter and compete effectively in new markets or enhance its business in its existing markets and the Corporation may have to impair the carrying amount of its investments.

The Corporation could be adversely impacted by changes in accounting standards and subjective assumptions, estimates, and judgments by management related to complex accounting matters.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines, and interpretations with regard to a wide range of matters that are relevant to the Corporation’s businesses, including, but not limited to, revenue recognition, asset impairment, inventories, customer rebates and other customer consideration, tax matters, and litigation and other contingent liabilities are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change the Corporation’s reported or expected financial performance or financial condition. New accounting guidance may also require systems and other changes that could increase operating costs and/or change financial statements. For example, implementing future accounting guidance related to revenue, accounting for leases and other areas could require management to make significant changes to accounting systems, impact existing debt agreements and result in adverse changes to financial statements.

The Corporation faces risks related to pandemics (such as the COVID-19 pandemic) which could significantly disrupt research and development, operations, sales, and financial results.

The Corporation’s business has in the past been adversely impacted by the effects of the COVID-19 pandemic, and could be adversely impacted by the effects of future pandemics. In addition to global macroeconomic effects, a pandemic outbreak and any other related adverse public health developments will cause, and have caused, disruptions to operations, research, and development, and sales activities. The Corporation’s third-party manufacturers, third-party distributors, and customers have been, and could in the future be, disrupted by worker absenteeism, quarantines, and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on the Corporation’s activities or the operations of its third-party manufacturers and third-party distributors, the supply of its products could be delayed, which could adversely affect business, operations, and customer relationships. In addition, the COVID-19 or other similar pandemics or disease outbreak could in the short-run, and may over the longer term, adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for the Corporation’s products and impact its operating results. There can be no assurance that any decrease in sales resulting from any pandemic or other outbreak will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the COVID-19 pandemic, which is still ongoing, on the Corporation’s business and operations remains uncertain, the continued spread of COVID-19 pandemic (or its variants) or the occurrence of other epidemics and/or the imposition of related public health measures or travel and business restrictions could adversely impact the business, financial condition, operating results, and cash flows of the Corporation. In addition, the Corporation has experienced and could likely experience disruptions to business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of employees to perform their jobs that may impact the ability to develop and design products in a timely manner or meet required milestones or customer commitments.

Risks Related to Government Regulation

The impact of potential changes in customs, tariffs, and trade policies in the United States and the potential corresponding actions by other countries, including recent trade initiatives announced by the U.S. presidential administration against China, in which the Corporation do business could adversely impact the Corporation’s financial performance.

The U.S. government has made proposals that are intended to address trade imbalances, which include encouraging increased production in the United States. These proposals could result in increased customs duties and tariffs, and the renegotiation of some U.S. trade agreements. We import a significant percentage of our products into the United States, and an increase in customs duties and tariffs with respect to these imports could negatively impact our financial performance. If such customs duties and tariffs are implemented, it also may cause U.S. trading partners to take actions with respect to U.S. imports or U.S. investment activities in their respective countries. Any potential changes in trade policies in the United States and the potential corresponding actions by other countries in which we do business could adversely impact our financial performance. Given the level of uncertainty over which provisions will be enacted, we cannot predict with certainty the impact of the proposals.

For example, in 2018, the U.S. presidential administration and the Chinese government imposed significant tariffs on exports between the two countries. This evolving policy dispute between China and the United States is likely to have significant impact on the industries in which we participate, directly and indirectly, and no assurance can be given that any individual customer or significant groups of companies or a particular industry, will not be adversely impacted by any governmental actions taken by either China or the United States. In addition, we manufacture our mobile phones at a facility in Shenzhen, China, which could result in significant additional costs to us when shipping our products to various customers in the United States. It is not possible to predict with any certainty the outcome of the trade dispute between the United States and China, and prolonged or increased tariffs on imports from China to the United States would adversely impact our business, results of operations and financial condition.

In 2020, a Phase One trade agreement was signed imposing specific targets for Chinese purchases of various exports from the United States. These ambitious commitments specified numerical targets in U.S. goods and services exports to China for increases of $77 billion in 2020 and $123 billion in 2021 from the 2017 baseline. The Phase One agreement also imposed numerous tariffs on a variety of goods including but not limited to imports from China along with steel and aluminum imports from across the world, creating an upward pressure on prices in the United States. These tariffs currently impact over $350 billion of imports and exports and increase consumer costs by roughly $51 billion annually based on 2021 import levels. The uncertainty of the Phase One deal, unilaterally imposed in 2020 and substantially still in effect today, lie in their conditions. For instance, Section 301 enables the president to impose tariffs or quotas wherever the United States Trade Representative (USTR) finds that other nations are engaging in unfair trade practices and Section 232 allows the president to impose trade barriers if the Department of Commerce finds that imports threaten U.S. national security. The Company will be unable to pre-empt decisions of this nature, and as such, the risks and consequences which accompany them.

In 2021, the President signed Executive Order 14017 into order, assessing vulnerabilities in four priority product areas: semiconductors, large capacity batteries, critical minerals and materials, and pharmaceuticals and active pharmaceutical ingredients. Executive Order 14017 established an interagency Supply Chain Trade Task Force led by USTR. This task force was directed to identify foreign trade practices that the U.S. deemed unfair or otherwise determined to cause erosion to U.S. critical supply chains. The impact and decisions of this task force may cause consequential action from other trading partners, potentially impacting the Corporation’s financial performance.

In June 2021, the Biden administration revamped the sanctions framework for “Communist Chinese Military Companies” (now called “Chinese Military-Industrial Complex Companies” or CMICs) by clarifying listing criteria, revoking some of the more controversial sanctions on particular companies and shifting primary responsibility for administering the list from the Department of Defense to the Treasury Department’s Office of Foreign Assets Control (OFAC). In December 2021, OFAC added additional companies to the CMIC list. On December 23, 2021, President Biden signed into law the Uyghur Forced Labor Prevention Act, which Congress had passed with broad bipartisan support. The act effectively prohibits imports of goods made wholly or in part in Xinjiang, relying on a strong presumption that forced labor is used for all products coming from the region. On March 23, 2022, the Office of the USTR announced that it would reinstate tariff exemptions on 352 Chinese products. The tariff exclusions had on these products had expired in 2019 and 2020, and were reinstated after consultation with U.S. agencies and the public. A total of 549 products were initially up for consideration for reinstatement of tariff exemptions, but only products that met certain criteria were ultimately chosen for the exclusions.

Tensions globally remain elevated and the path of future trade policy and further permanent trade agreements with China are still unclear. A “trade war” or other governmental action related to tariffs or international trade agreements or policies has the potential to increase costs, decrease margins, reduce the competitiveness of products and services offered by our company and negatively impact our revenues and profitability as a company whose business relies on goods imported from any country impacted by such policies. In addition, tariff increases may negatively impact our suppliers and certain other customers, which could amplify the negative impact on our operating results or future cash flows.

It is not possible to predict with any certainty the outcome of the trade dispute between the United States and China, and prolonged or increased tariffs on imports from China to the United States would adversely impact the Corporation’s business, results of operations, and financial condition.

The invasion of Ukraine by Russia has resulted increased sanctions on trade with Russia which could reverberate to other countries, other economies and other markets. On February 24, 2023, the United States, in coordination with allies and G7 partners, announced a new set of sanctions, export controls and tariffs targeting key, revenue-generating sectors of the Russian economy and restricting trade with over 200 persons, including both Russian and third-country actors across Europe, Asia and the Middle East. These new measures, taken by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, US Department of Commerce’s Bureau of Industry and Security, or BIS, Office of the US Trade Representative, or USTR and U.S. Department of State, mark the one-year anniversary of Russia’s war against Ukraine. These measures include the following:

●	OFAC: (i) announced a new determination targeting the metals and mining sector of the Russian Federation economy under Executive Order 14024; (ii) added 83 entities and 22 individuals to the Specially Designated Nationals and Blocked Persons List, including over 30 third-country individuals and entities, resulting in the freezing of their assets within U.S. jurisdiction and prohibitions on transactions by U,S, persons or within the U.S. that involve such persons and their 50 percent or more owned entities; and (iii) made additions and revisions to several existing general licenses.

●	BIS: (i) announced four new rules targeting Russia’s defense-industrial base and military and third countries supporting Russia; (ii) expanded export controls under the Export Administration Regulations, including licensing requirements on several commercial and industrial items; and (iii) added 86 entities to the Entity List determined to have engaged in sanctions evasion and backfill activities in support of Russia’s defense-industrial sector, prohibiting the targeted companies from purchasing items, such as semiconductors, whether made in the US or with certain US technology or software abroad.

●	USTR announced additional tariff increases, primarily targeting metals, minerals and chemical products.

These sanctions, export controls and tariffs are part of the U.S.’s ongoing actions to impose economic costs on Russia in response to its actions in Ukraine.

It is not possible to predict with any certainty the outcome of the trade dispute between the United States and Russia, and prolonged or increased sanctions on Russia by the United States might have an adverse impact the Corporation’s business, results of operations, and financial condition in the future.

The Corporation is subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions, export control, and similar laws. Non-compliance with such laws can subject the Corporation to criminal or civil liability and harm its business, revenues, financial condition, and results of operations.

The Corporation is subject to the FCPA, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which the Corporation conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As the Corporation increases its international presence, the Corporation may engage with distributors and third-party intermediaries to market its solutions and to obtain necessary permits, licenses, and other regulatory approvals. In addition, the Corporation or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. The Corporation can be held liable for the corrupt or other illegal activities of these third-party intermediaries, employees, representatives, contractors, partners, and agents, even if the Corporation does not explicitly authorize such activities.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. In particular, the United States prohibits U.S. persons from engaging with individuals and entities identified as “Specially Designated Nationals,” such as terrorists and narcotics traffickers. These prohibitions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “OFAC”). OFAC rules prohibit U.S. persons from engaging in, or facilitating a foreign person’s engagement in, transactions with or relating to the prohibited individual, entity or country, and require the blocking of assets in which the individual, entity or country has an interest. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Other countries in which the Corporation operates, including Canada and the United Kingdom, also maintain economic and financial sanctions regimes.

Some of the Corporation’s solutions, including software updates and third-party accessories, may be subject to U.S. export control laws, including the Export Administration Regulations; however, the vast majority of the Corporation’s products are non-U.S. origin items, developed and manufactured outside of the United States, and therefore not subject to these laws. For third-party accessories, the Corporation relies on manufacturers to supply the appropriate export control classification numbers that determine the obligations under these laws.

The Corporation cannot give assurances that its employees and agents will not take actions in violation of its policies and applicable law, for which the Corporation may be ultimately held responsible. As the Corporation’s international presence increases, risks under these laws, rules, and regulations may increase. Further, any change in the applicability or enforcement of these laws, rules, and regulations could adversely impact business operations and financial results.

Detecting, investigating and resolving actual or alleged violations can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, anti-money laundering, or economic sanctions laws, rules, and regulations could subject the Corporation to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if the Corporation does not prevail in any possible civil or criminal litigation, business, revenues, financial condition, and results of operations would be significantly harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm business, financial condition, and results of operations.

The Corporation is subject to a wide range of product regulatory and safety, consumer, workers safety and environmental laws and regulations.

The Corporation’s operations and the products are subject to a wide range of product regulatory and safety, consumer, worker safety, and environmental laws and regulations. Compliance with such existing or future laws and regulations could subject the Corporation to future costs or liabilities, impact the Corporation’s production capabilities, constrict its ability to sell, expand or acquire facilities, restrict what solutions the Corporation can offer and generally impact its financial performance. The Corporation’s products are designed for use in potentially explosive or hazardous environments. If its product design fails for any reason in such environments, the Corporation may be subject to product liabilities and future costs. In addition, some of these laws are environmental and relate to the use, disposal, remediation, emission and discharge of, and exposure to hazardous substances. These laws often impose liability and can require parties to fund remedial studies or actions regardless of fault. Environmental laws have tended to become more stringent over time and any new obligations under these laws could have a negative impact on operations or financial performance.

Laws focused on the energy efficiency of electronic products and accessories, recycling of both electronic products and packaging, reducing or eliminating certain hazardous substances in electronic products, and the transportation of batteries continue to expand significantly. Laws pertaining to accessibility features of electronic products, standardization of connectors and power supplies, the transportation of lithium-ion batteries, and other aspects are also proliferating. There are also demanding and rapidly changing laws around the globe related to issues such as product safety, radio interference, radio frequency radiation exposure, medical related functionality, and consumer and social mandates pertaining to use of wireless or electronic equipment. These laws, and changes to these laws, could have a substantial impact on whether the Corporation can offer certain products, solutions, and services, and on what capabilities and characteristics the Corporation’s products or services can or must include.

These laws and regulations impact the Corporation’s products and could negatively impact its ability to manufacture and sell products competitively. In addition, the Corporation anticipates that it will see increased demand to meet voluntary criteria related to reduction or elimination of certain constituents from products, increasing energy efficiency and providing additional accessibility.

Changes in laws and regulations concerning the use of telecommunication bandwidth could increase costs and adversely impact the Corporation’s business.

The Corporation’s business depends on its ability to sell devices that use telecommunication bandwidth allocated to licensed and unlicensed wireless services, and that use of that bandwidth is subject to laws and regulations that are subject to change over time. Changes in the permitted uses of telecommunication bandwidth, reallocation of such bandwidth to different uses, and new or increased regulation of the capabilities, manufacture, importation, and use of devices that depend on such bandwidth could increase costs, require costly modifications to products before they are sold, or limit the ability to sell those products into target markets. In addition, the Corporation is subject to regulatory requirements for certification and testing of products before they can be marketed or sold. Those requirements may be onerous and expensive. Changes to those requirements could result in significant additional costs and could adversely impact the ability to bring new products to market in a timely fashion.

The Corporation is subject to a wide range of privacy and data security laws, regulations, and other legal obligations.

Personal privacy and information security are significant issues in the United States and the other jurisdictions in which the Corporation operates or makes its products and applications available. The legislative and regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, including the U.S. Federal Trade Commission (the “FTC”), and various state, local and foreign agencies. The Corporation may collect personally identifiable information (“PII”), and other data from its customers. The Corporation uses this information to provide services to its customers and to support, expand, and improve its business. The Corporation may also share customers’ PII with third parties as allowed by applicable law and agreements and authorized by the customer or as described in the Corporation’s privacy policy.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, transfer, use and storage of PII. In the United States, the FTC and many state attorneys general are applying federal and state consumer protection laws as imposing standards for the online collection, use and dissemination of data. Many foreign countries and governmental bodies, including Canada, the European Union, and other relevant jurisdictions, have laws and regulations concerning the collection and use of PII obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses, and, in some jurisdictions, Internet Protocol addresses. Within the European Union, legislators have adopted the General Data Protection Regulation, effective May 2018 which may impose additional obligations and risk upon the Corporation’s business and which may increase substantially the penalties to which it could be subject in the event of any non-compliance. The Corporation may incur substantial expenses in complying with the obligations imposed by the governments of the foreign jurisdictions in which it does business or seek to do business and it may be required to make significant changes in its business operations, all of which may adversely impact revenues and business overall.

Although the Corporation is working to comply with those federal, state, and foreign laws and regulations, industry standards, contractual obligations, and other legal obligations that apply to it, those laws, regulations, standards, and obligations are evolving and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, practices or the features of the Corporation’s products or applications. At state level, lawmakers continue to pass new laws concerning privacy and data security. Particularly notable in this regard is the California Consumer Privacy Act (the “CCPA”), which became effective on January 1, 2020. The CCPA introduced significant new disclosure obligations and provide California consumers with significant new privacy rights. Any failure or perceived failure by the Corporation to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause customers to lose trust in the Corporation, which could have an adverse impact on its reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations, or other legal obligations could result in additional costs and liability, damage the Corporation’s reputation, inhibit sales and adversely impact its business.

Management also expects that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection. and information security in the United States, the European Union and other jurisdictions, and the Corporation cannot yet determine the impact such future laws, regulation, and standards may have on the Corporation’s business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations, and other obligations may require the Corporation to incur additional costs and restrict its business operations. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct, and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII for certain purposes. In addition, a foreign government could require that any PII collected in a country not be disseminated outside of that country, and the Corporation are not currently equipped to comply with such a requirement.

Risks Related to the Corporation’s Intellectual Property

If the Corporation is unable to successfully protect its intellectual property, its competitive position may be harmed.

The Corporation’s ability to compete is heavily affected by its ability to protect its intellectual property. The Corporation relies on a combination of patent licenses, confidentiality procedures, and contractual provisions to protect its proprietary rights. The Corporation also enters, and plans to continue to enter into confidentiality, invention assignment or license agreements with the Corporation’s employees, consultants, and other parties with whom the Corporation contracts, and control access to and distribution of the Corporation’s software, documentation, and other proprietary information. The steps the Corporation takes to protect its intellectual property may be inadequate, and it is possible that some or all of its confidentiality agreements will not be honored and certain contractual provisions may not be enforceable. Existing trade secret, trademark, and copyright laws offer only limited protection. Unauthorized parties may attempt to copy aspects of the Corporation’s products or obtain and use information which it regards as proprietary. Policing unauthorized use of products is difficult, time consuming, and costly, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. The Corporation has no assurance that its means of protecting its proprietary rights will be adequate or that competitors will not independently develop similar technology, the effect of either of which would harm the Corporation’s competitive position in the market. Furthermore, disputes can arise with the Corporation’s strategic partners, customers, or others concerning the ownership of intellectual property.

Others may claim that the Corporation infringes on their intellectual property rights, which may result in costly and time-consuming litigation and could delay or otherwise impair the development and commercialization of products.

In recent years, there has been a significant increase in litigation in the United States involving patents and other intellectual property rights, and because products are comprised of complex technology, the Corporation is often involved in or impacted by assertions, including both requests to take licenses and litigation, regarding infringement of patent and other intellectual property rights of third parties. Third parties have asserted, and in the future may assert, intellectual property infringement claims against the Corporation and against its channel partners, end customers, and suppliers. For example, the Corporation was approached by Wilson Electronics, LLC about potential infringement of several of their patents involving cellphone boosters, which resulted in Siyata entering into the Wilson Agreement. Many of these assertions are brought by non-practicing entities whose principal business model is to secure patent licensing revenues from product manufacturing companies. Claims for alleged infringement and any resulting lawsuit, if successful, could subject the Corporation to significant liability for damages and invalidation of intellectual property rights. Defending any such claims, with or without merit, including pursuant to indemnity obligations, could be time consuming, expensive, cause product shipment delays, or require the Corporation to enter into a royalty or licensing agreement, any of which could delay the development and commercialization of its products or reduce its margins. If the Corporation are unable to obtain a required license, its ability to sell or use certain products may be impaired. In addition, if the Corporation fail to obtain a license, or if the terms of the license are burdensome, its operations could be significantly harmed.

The Corporation’s use of open source software could subject it to possible litigation or otherwise impair the development of its products.

A portion of the Corporation’s technologies incorporates open source software, including open source operating systems such as Android, and the Corporation expects to continue to incorporate open source software into its platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into the Corporation’s proprietary technology platform may be uncertain. If the Corporation fails to comply with these licenses, then pursuant to the terms of these licenses, it may be subject to certain requirements, including requirements that the Corporation make available the source code for its software that incorporates the open source software. The Corporation cannot be assured that the Corporation has not incorporated open source software in its software in a manner that is inconsistent with the terms of the applicable licenses or its current policies and procedures. If an author or other third party that distributes such open source software were to allege that the Corporation had not complied with the conditions of one or more of these licenses, the Corporation could incur significant legal expenses defending against such allegations. Litigation could be costly to defend, have a negative effect on operating results and financial condition or require the Corporation to devote additional research and development resources to change its technology platform.

With respect to open source operating systems, if third parties cease continued development of such operating systems or restrict the Corporation’s access to such operating system, its business and financial results could be adversely impacted. The Corporation is dependent on third parties’ continued development of operating systems, software application ecosystem infrastructures, and such third parties’ approval of implementations of their operating and system and associated applications. If such parties cease to continue development or support of such operating systems or restrict access to such operating systems, the Corporation would be required to change its strategy for its devices. As a result, the Corporation’s financial results could be negatively impacted because a resulting shift away from the operating systems the Corporation currently uses and the associated applications ecosystem could be costly and difficult.

The inability to obtain and maintain any third-party license required to develop new products and product enhancements could seriously harm the business, financial condition, and results of operations.

From time to time, the Corporation is required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available on commercially reasonable terms, or at all. If the Corporation fails to renew any intellectual property license agreements on commercially reasonable terms, or any such license agreements otherwise expire or terminate, the Corporation may not be able to use the patents and technologies of these third parties in its products, which are critical to its success. The Corporation may not be able to effectively control the level of licensing and royalty fees paid to third parties, and a significant increase in such fees could have a significant and adverse impact on its future profitability. Seeking alternative patents and technologies may be difficult and time-consuming, and the Corporation may not be successful in finding alternative technologies or incorporating them into its products. The inability to obtain any third-party license necessary to develop new products or product enhancements could require the Corporation to obtain substitute technology of lower quality or performance standards, or at greater cost, which could seriously harm the Corporation’s business, financial condition, and results of operations.

Risks Relating to the Corporation’s Presence in Israel and International Operations

Conditions in Israel could materially and adversely affect the Corporation’s business.

A number of the Corporation’s officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect the Corporation’s business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel by hostile elements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect operations and results of operations. Since the summer of 2006, Israel has been periodically engaged in an armed conflict with fringe militia groups and political parties. Israel has also experienced an escalation in violence and extensive hostilities along Israel’s border with the Gaza Strip, which on certain occasions have resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. The conflicts in Israel to date have involved missile strikes against civilian targets in various parts of Israel, including areas in which the Corporation’s employees and some of the Corporation’s consultants are located, and negatively affected business conditions in Israel.

In recent times, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria, which shares a common border with Israel, and is affecting the political stability of those countries. Similarly, Syria has also experienced internal conflicts in recent times, which has escalated and have on certain occasions involved the use of chemical weapons in the region.

Armed conflicts, terrorist activities or political instability in Israel, or in the region surrounding Israel, could adversely affect business conditions and could harm the Corporation’s results of operations and could make it more difficult to raise capital. Parties with whom the Corporation does business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing management to make alternative arrangements when necessary in order to meet business partners face to face. In addition, the political and security situation in Israel may result in parties with whom the Corporation has agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on operating results, financial condition, or the expansion of the business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely impact the Corporation’s business.

It may be difficult to enforce a judgment against the Corporation or its officers and directors in Israel or the United States, or to assert Canadian securities laws claims in Israel or serve process on officers and directors.

Not all of the Corporation’s directors or officers are residents of Canada and some of the Corporation’s assets are located outside North America. Service of process upon the Corporation or its non-Canadian resident directors and officers may be difficult to obtain within Canada. The Corporation has been informed by its legal counsel in Israel that it may be difficult to assert claims under Canadian securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of Canadian securities laws. Israeli courts may refuse to hear a claim based on a violation of Canadian securities laws against the Corporation or its non-Canadian. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not Canadian law is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Additionally, Israeli courts might not enforce judgments obtained in Canada against the Corporation or its non-Canadian directors and executive officers, which may make it difficult to collect on judgments rendered against the Corporation or its non-Canadian officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

It may be difficult for Canadian investors to enforce civil liabilities against the Corporation’s directors and officers residing outside of Canada.

Some of the Corporation’s directors and officers are residents of countries other than Canada and all or a substantial portion of the assets of such persons are located outside Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these non-Canadian residents. In addition, it may not be possible for Canadian investors to collect from these non-Canadian residents judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. It may also be difficult for Canadian investors to succeed in a lawsuit in the United States, based solely on violations of Canadian securities laws.

The Corporation utilizes certain third-parties in China, which exposes it to risks inherent in doing business there.

The Corporation uses multiple third-party suppliers and manufacturers based primarily in China. With the rapid development of the Chinese economy, the cost of labour has increased and may continue to increase in the future. Furthermore, pursuant to Chinese labour laws, employers in China are subject to various requirements when signing labour contracts, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labour contracts. The Corporation’s results of operations will be materially and adversely affected if the labour costs of the Corporation’s third-party suppliers and manufacturers increase significantly. In addition, the Corporation and the Corporation’s manufacturers and suppliers may not be able to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labour in China.

The Corporation’s use of third-party suppliers and manufacturers operating in China exposes the Corporation to political, legal and economic risks. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. The Corporation’s ability to utilize parties that operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits, hygiene supervision, and other matters. In addition, the Corporation may not obtain or retain the requisite legal permits to continue utilizing third-parties that operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and the Corporation may potentially become subject to other forms of taxation, tariffs and duties in China. Furthermore, the third parties the Corporation relies on in China may disclose its confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of its products. If any of these events occur, the business, financial condition, and results of operations could be materially and adversely affected.

Foreign currency fluctuations may reduce the Corporation’s competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in product pricing for international customers. These changes in foreign end-customer costs may result in lost orders and reduce the competitiveness of products in certain foreign markets. These changes may also negatively impact the financial condition of some foreign customers and reduce or eliminate their future orders of products.

Adverse changes in, or uncertainty of, local business laws or practices, including the following:

●	foreign governments may impose burdensome tariffs, quotas, taxes, trade barriers, or capital flow restrictions;

●	restrictions on the export or import of technology may reduce or eliminate the ability to sell in or purchase from certain markets;

●	political and economic instability, including deterioration of political relations between the United States and other countries, may reduce demand for solutions or put non-U.S. assets at risk;

●	potentially limited intellectual property protection in certain countries may limit recourse against infringing on solutions or cause the Corporation to refrain from selling in certain geographic territories;

●	staffing may be difficult along with higher turnover at international operations;

●	a government-controlled exchange rate and limitations on the convertibility of currencies, including the Chinese yuan;

●	transportation delays and customs related delays that may affect production and distribution of products; and

●	integration and enforcement of laws vary significantly among jurisdictions and may change significantly over time.

The failure to manage any of these risks successfully could harm the Corporation’s international operations and adversely impact the Corporation’s business, operating results, and financial condition.

Risks Related to Ownership of the Corporation’s Securities

The Corporation does not know whether an active, liquid, and orderly trading market will develop for its Common Shares or what the market price of the Common Shares will be and as a result it may be difficult to sell Common Shares that you own.

Common Shares may not be able to be sold quickly or at the market price if trading in Common Shares is not active. Further, an inactive market may also impair the Corporation’s ability to raise capital by selling Common Shares and may impair its ability to enter into strategic partnerships or acquire companies or products by using Common Shares as consideration.

The Corporation expects that the price of its securities will fluctuate significantly.

The trading price of the Corporation’s securities is likely to be volatile and subject to wide price fluctuations in response to various factors, including, but not limited to:

●	market conditions in the broader stock market in general, or in the Corporation’s industry in particular;

●	actual or anticipated fluctuations in quarterly financial and operating results;

●	introduction of new products and services by the Corporation or its competitors;

●	sales, or anticipated sales, of large blocks of the Corporation’s stock;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	additions or departures of key personnel;

●	regulatory or political developments;

●	changes in accounting principles or methodologies;

●	acquisitions by the Corporation or by its competitors;

●	litigation and governmental investigations; and

●	economic, political and geopolitical conditions or events.

These and other factors may cause the market price and demand for the Corporation’s securities to fluctuate substantially, which may limit or prevent investors from readily selling their Common Shares and may otherwise negatively affect the liquidity of the securities. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of the Corporation’s stockholders brought a lawsuit against the Corporation, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of the Corporation’s management from its business.

The Corporation’s executive officers and directors, and their affiliated entities, along with its two other largest stockholders, collectively own a significant percentage of the Corporation’s stock and will be able to exert significant control over matters subject to stockholder approval.

Based on the shares outstanding as of the date of this AIF, the Corporation’s executive officers and directors, together with entities affiliated with such individuals, along with the Corporation’s two largest shareholders, collectively, beneficially own approximately 8% of the Common Shares. Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of the Corporation’s directors and the determination of all corporate actions. This concentration of ownership could delay or prevent a change in control of the Corporation.

General Risk Factors

The unfavorable outcome of any future litigation, arbitration, or administrative action could have a significant adverse impact on the Corporation’s financial condition or results of operations.

From time to time the Corporation is a party to litigation, arbitration, or administrative actions, including the cease trade order issued by the British Columbia Securities Commission on April 8, 2021, as described in this AIF. The Corporation’s financial results and reputation could be negatively impacted by unfavorable outcomes to any future litigation or administrative actions, including those related to the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Bribery Act, or other anti-corruption laws. There can be no assurances as to the favorable outcome of any litigation or administrative proceedings. In addition, it can be very costly to defend litigation or administrative proceedings and these costs could negatively impact the Corporation’s financial results.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about the Corporation’s business, its stock price and trading volume could decline.

The trading market for the Corporation’s securities will depend in part on the research and reports that securities or industry analysts publish about the Corporation or its business. Securities and industry analysts do not currently, and may never, publish research on the Corporation. If no securities or industry analysts commence coverage of the Corporation, the trading price for its securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers the Corporation downgrades its stock or publishes inaccurate or unfavourable research about its business, its stock price may decline. If one or more of these analysts ceases coverage of the Corporation or fails to publish reports on it regularly, demand for its securities could decrease, which might cause its stock price and trading volume to decline.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of the Common Shares could decline.

The Corporation cannot predict whether future issuances of Common Shares or the availability of shares for resale in the open market will decrease the market price per Common Share. The Corporation is not restricted from issuing additional Common Shares of, including any securities that are convertible into or exchangeable for, or that represent the right to receive Common Shares. Sales of a substantial number of Common Shares in the public market or the perception that such sales might occur could materially adversely affect the market price of Common Shares. Because the Corporation’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing or nature of future offerings. Thus, the Corporation’s shareholders bear the risk of any future stock issuances reducing the market price of Common Shares and diluting their stock holdings in the Corporation.

The Corporation will incur significant increased costs as a result of operating as a public company in the United States, and its management will be required to devote substantial time to new compliance initiatives.

As a public company in the United States, the Corporation incurs significant legal, accounting, and other expenses that it did not incur previously. It is subject to the reporting requirements of the United Stated Securities Exchange Act of 1934, as amended, which requires, among other things, that the Corporation file with the Securities and Exchange Commission (the “SEC”) annual, quarterly, and current reports with respect to its business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive-compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of their initial public offering. The Corporation intends to take advantage of this new legislation, but cannot give assurances that it will not be required to implement these requirements sooner than planned and thereby incur unexpected expenses. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Corporation operates its business in ways it cannot currently anticipate.

The Corporation expect the rules and regulations applicable to public companies to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costlier. If these requirements divert the attention of management and personnel from other business concerns, they could have a material adverse effect on the Corporation’s business, financial condition, and results of operations. The increased costs will decrease net income or increase consolidated net loss, and may require the Corporation to reduce costs in other areas of business or increase the prices of products or services. For example, the Corporation expects these rules and regulations to make it more difficult and more expensive for the Corporation to obtain director and officer liability insurance and the Corporation may be required to incur substantial costs to maintain the same or similar coverage. The Corporation cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult to attract and retain qualified persons to serve on the Corporation’s board of directors or board committees or as executive officers.

Although as a foreign private issuer the Corporation is exempt from certain corporate governance standards applicable to U.S. domestic issuers, if it cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq, its securities may not be listed or may be delisted, which could negatively impact the price of the Corporation’s securities and securityholders’ ability to sell them.

In order to maintain its listing on the Nasdaq, the Corporation will be required to comply with certain rules of the Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if the Corporation initially meets the listing requirements and other applicable rules of the Nasdaq, it may not be able to continue to satisfy these requirements and applicable rules. If the Corporation is unable to satisfy the Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

In that regard, on April 30, 2021, the Corporation filed a notice of late filing of their Form 20-F for the fiscal year ended December 31, 2020. On May 18, 2021, the Corporation received a notice from Nasdaq indicating that, as a result of not having timely filed our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, we were not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission. The Corporation filed the Form 20-F on June 30, 2021. This was considered a late filing under the SEC rules and Nasdaq has taken no action to delist the Corporation subsequent to its filing.

In addition, Siyata received a notification letter dated August 26, 2022 from the Listing Qualifications Department of Nasdaq notifying the Corporation that it was not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2), as a result of the closing bid price of the Common Shares being below $1.00 per Common Share for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Corporation had a period of 180 calendar days, or until February 22, 2023 (the “Compliance Period”), to regain compliance with the Nasdaq’s minimum bid price requirement. We did not regain compliance by such date and submitted a written request to the Nasdaq to afford us an additional 180-day compliance period to cure the deficiency. On February 23, 2023, we received written notification from the Listing Qualifications Department of Nasdaq approving our request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement until August 21, 2023. If at any time prior to August 21, 2023, the bid price of the Common Shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Bid Price Rule. If we do not regain compliance with the Bid Price Rule during the additional 180-day extension, Nasdaq will notify us that our Common Shares will be delisted. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. We intend to actively monitor the closing bid price of our Common Shares and may, if appropriate, consider implementing available options to regain compliance with the Bid Price Rule under the Nasdaq Listing Rules.

Nasdaq’s extension notice has no immediate effect on the listing or trading of the Common Shares, which will continue to trade on the Nasdaq Capital Market under the symbol “SYTA.”

If the Nasdaq does not list the Corporation’s securities, or subsequently delists them from trading, the Corporation could face significant consequences, including:

●	a limited availability for market quotations for its securities;

●	reduced liquidity with respect to its securities;

●	a determination that Common Shares are a “penny stock,” which will require brokers trading in Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Common Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Upon delisting from the Nasdaq Capital Market, our Common Shares would be traded over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the Nasdaq Capital Market, or Exchange-listed Stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed Stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the values of OTC stocks are often more volatile than Exchange-listed Stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed. In addition, if our Common Shares are delisted, your ability to transfer or sell your Common Shares may be limited and the value of those securities will be materially adversely affected. If the Corporation fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The Corporation is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Corporation maintain effective disclosure controls and procedures and internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the U.S.

In connection with the audit of the Corporation’s consolidated financial statements for the years ended December 31, 2022 and 2021, the Corporation’s independent registered public accountants identified a number of material weaknesses in its internal control over financial reporting. The Corporation has taken steps to remediate these material weaknesses, as described above (See Risk Factors – Risks Related to the Corporation’s Financial Position and Capital Requirements).

The Corporation cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Corporation’s ability to accurately report its financial condition or results of operations. If the Corporation’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the Corporation may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause its reported financial results to be materially misstated and result in the loss of investor confidence or delisting, cause the market price of our Common Shares to decline, and the Corporation could be subject to sanctions or investigations by Nasdaq, the U.S. Securities and Exchange Commission, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the Corporation’s future access to the capital markets.

The Corporation may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

The Corporation is a foreign private issuer, and therefore, is not required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended. In the future, the Corporation would lose foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If the Corporation loses foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Corporation will also have to mandatorily comply with U.S. federal proxy requirements, and officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the U.S. Securities Exchange Act of 1934, as amended. In addition, the Corporation will lose the ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, the Corporation will incur significant additional legal, accounting, and other expenses that it will not incur as a foreign private issuer.

DIVIDENDS AND DISTRIBUTIONS

There are no restrictions that prevent the Corporation from paying dividends or distributions. However, the Corporation has not paid any dividends or distributions on its Common Shares since incorporation and there are no plans to pay dividends at this time. At present, all available funds are invested to finance the growth of the Corporation. Any decision to pay dividends on its Common Shares in the future will be made by the Corporation’s board of directors from time to time, in its discretion, on the basis of many factors, including the Corporation’s financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that the Corporation’s board of directors may deem relevant.

DESCRIPTION OF CAPITAL STRUCTURE

Shares

The Corporation is authorized to issue an unlimited number of Common Shares. As of December 31, 2022, there were 44,868,560 Common Shares issued and outstanding. As of the date of this AIF, there are 80,028,404 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, and to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares are entitled to receive on a pro rata basis such dividends on such Common Shares, if any, as and when declared by the Corporation’s board of directors at its discretion, from funds legally available therefor, and, upon the liquidation, dissolution, or winding up of the Corporation, are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions, and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption, retraction, surrender, conversion, or exchange rights, nor do they contain any sinking or purchase fund provisions.

Warrants

As of the date of this AIF, the Corporation has an aggregate of 17,946,591 unexercised share purchase warrants of the Corporation issued and outstanding. The following table describes the material terms of such issued and outstanding share purchase warrants.

Date Issued	Number of Underlying Common Shares	Exercise Price	Expiry Date
September 29, 2000	1,805,585	$6.85	Sep 28, 2025
December 31, 2000	1,294,500	$11.50	June 30, 2024
January 11, 2022	9,999,999	$2.30	January 11, 2027
January 19, 2023	3,915,000	Cashless	January 19, 2028
September 29, 2020	113,500	$6.60	September 28, 2025
September 29, 2020	266,000	$6.85	September 28, 2025
December 31, 2000	64,724	$11.50	June 30, 2024
January 11, 2022	434,783	$2.53	March 8, 2027
April 1, 2022	52,500	$2.30	March 8, 2027

Stock Options

On January 6, 2022, the Corporation’s board of directors approved an amended and restated equity incentive plan (the “Amended Plan”), which replaced the Corporation’s previous “rolling” stock option plan in its entirety. In addition to stock options, the Amended Plan also permits the Corporation to issue restricted share units of the Corporation to eligible directors, officers, employees, and consultants of the Corporation, which can be exercised for, or automatically convert or are redeemable into, Common Shares.

The Amended Plan is a “rolling” plan, pursuant to which the aggregate number of Common Shares to be issued thereunder, together with any other securities-based compensation arrangements of the Corporation, is fixes at 15% of the number of the issued and outstanding Common Shares on a fully-diluted basis. As of the date of this AIF, a total of 1,506,138 are issued and outstanding.

As of the date of this AIF, the Corporation has an aggregate of 1,506,138 unexercised stock options of the Corporation issued and outstanding. The following table describes the material terms of such issued and outstanding stock options.

Date Issued	Number of Underlying Common Shares	Exercise Price	Expiry Date
December 24, 2018	12,896	$54.00	December 24, 2023
January 15, 2019	828	$54.00	January 15, 2024
March 21, 2019	12,345	$59.00	March 21, 2024
January 1, 2020	2,069	$54.00	January 1, 2024
November 15, 2020	95,000	$6.00	November 15, 2030
November 15, 2020	161,500	$6.00	November 15, 2025
January 2, 2021	57,000	$11.50	January 2, 2026
January 2, 2021	5,000	$11.50	January 2, 2031
January 18, 2021	14,500	$11.50	January 18, 2026
January 1, 2022	20,000	$4.00	October 29, 2026
April 13, 2022	695,000	$1.10	April 13, 2027
July 12, 2022	330,000	$1.10	July 12, 2025

Restricted Share Units

As of the date of this AIF, the Corporation has an aggregate of 3,165,000 restricted share units of the Corporation issued and outstanding under the Amended Plan.

MARKET FOR SECURITIES

Trading Activity and Volume

Common Shares

The Common Shares were listed during the financial year ended December 31, 2022, and are currently listed, on the Nasdaq under the symbol “SYTA”.

The following table sets forth, for the periods indicated, the reported high and low daily trading prices (in United States dollars) and the aggregate volume of trading of the Common Shares on the Nasdaq during the year ended December 31, 2022.

Month	Monthly High Price (USD$)	Monthly Low Price (USD$)	Monthly Volume
January 2022	$4.29	$1.14	58,828,400
February 2022	$1.46	$0.94	12,040,400
March 2022	$1.50	$0.90	49,272,400
April 2022	$1.30	$1.02	16,300,900
May 2022	$1.48	$0.96	29,352,400
June 2022	$1.62	$1.06	31,536,700
July 2022	$1.13	$0.72	8,824,500
August 2022	$0.85	$0.63	7,878,500
September 2022	$0.70	$0.29	9,709,500
October 2022	$0.37	$0.12	145,974,800
November 2022	$0.26	$0.11	191,893,400
December 2022	$0.20	$0.14	27,515,500

Warrants

The September 2020 Warrants are listed on the Nasdaq under the symbol “SYTAW”. There is no public market for trading the Corporation’s other share purchase warrants.

The following table sets forth, for the periods indicated, the reported high and low daily trading prices (in United States dollars) and the aggregate volume of trading of the September 2020 Warrants on the Nasdaq during the year ended December 31, 2022.

Month	Monthly High Price (USD$)	Monthly Low Price (USD$)	Monthly Volume
January 2022	$0.89	$0.31	1,145,010
February 2022	$0.51	$0.30	147,909
March 2022	$0.44	$0.28	484,114
April 2022	$0.38	$0.25	85,039
May 2022	$0.40	$0.15	310,266
June 2022	$0.28	$0.07	404,797
July 2022	$0.20	$0.10	145,964
August 2022	$0.32	$0.13	97,177
September 2022	$0.16	$0.12	118,341
October 2022	$0.14	$0.04	135,970
November 2022	$0.13	$0.06	112,931
December 2022	$0.15	$0.02	115,331

Prior Sales

During the financial year ended December 31, 2022, and up to the date of this AIF, the Corporation issued the following securities, which are convertible into Common Shares but are not listed or quoted on a marketplace.

Warrants

Date Issued	Number	Number of Common Shares Issuable Upon Exercise	Exercise Price
January 11, 2022	9,999,999	9,999,999	$2.30
January 11, 2022	434,783	434,783	$2.53
April 1, 2022	52,500	52,500	$2.30
October 12, 2022	17,400,000	17,400,000	$0.23 and reduced to $0.20
October 12, 2022	1,739,130	1,739,130	$0.23 and reduced to $0.20 and then cashless as of March 30, 2023
January 19, 2023	16,150,000	16,150,000	$0.20 changing to cashless on March 30, 2023
January 19, 2023	1,892,857	1,892,857	$0.20 changing to cashless on March 30, 2023

Options

Date Issued	Number	Number of Common Shares Issuable Upon Exercise	Exercise Price
January 1, 2022	20,000	20,000	$4.00
April 13, 2022	795,000	795,000	$1.10
July 12, 2022	330,000	330,000	$1.10

Restricted Share Units

Date Issued	Number	Number of Common Shares Issuable Upon Exercise	Exercise Price
March 9, 2022	2,250,000	2,250,000	cashless
April 13, 2022	825,000	825,000	cashless
July 12, 2022	90,000	90,000	cashless

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

There are no securities of the Corporation currently held in escrow or subject to a pooling agreement or subject to any other contractual restriction on transfer.

DIRECTORS AND OFFICERS OF THE CORPORATION

As of May 15, 2023, the name, province or state and country of residence, position or office held with the Corporation, and principal occupation for the immediately preceding five years of each of the directors and executive officers of the Corporation are as follows, with all companies listed still carrying on business as of the date hereof unless otherwise noted.

Name, Position, Residence	Principal Occupation for Five Preceding Years	Director or Officer Since
Marc Seelenfreund Israel Director and CEO	Chief Executive Officer of the Corporation	July 24, 2015
Peter Goldstein British Columbia, Canada Director, Chairman	Founder, Chairman and Chief Executive Officer of Exchange Listing LLC., a financial advisory service provider (2019 to Present); Founder, Chairman and Chief Executive Officer of Grandview Capital, Inc. a financial advisory service provider (2006 to Present).	October 22, 2020
Stephen Ospalak(1(2))(3) Ontario, Canada Director	Managing Director of Breen Management Group Inc., a consulting firm in the telecoms a technology industry (2009 to Present).	July 27, 2015
Michael Kron(1)(2)(3) Quebec, Canada Director	Chairman and Chief Financial Officer of Anywhere Commerce Inc., a mobile payments integration solutions provider (2008 to Present).	July 27, 2015
Lourdes Felix1)(2)(3) California, USA Director	Director of BioCorRx Inc (2013 to Present); Chief Financial Officer of BioCorRx Inc. (2012 to Present); President of BioCorRx Inc. (February 2020 to November 2020); Chief Executive Officer of BioCorRx Inc. (November 2020 to Present).	October 29, 2021
Gerald Bernstein Quebec, Canada Chief Financial Officer	Chief Financial Officer of the Corporation	July 8, 2016
Glenn Kennedy Ontario, Canada VP Sales	VP Sales of the Corporation; Director of Carrier Sales for Sonim Technologies (2015-2016)	January 1, 2017

Notes:

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

The term of office of each of the Corporation’s directors expires at the Corporation’s next annual general meeting at which directors are elected for the upcoming year or when his successor is duly elected, or earlier in accordance with the articles of the Corporation.

As of the date of this AIF, based on the Corporation’s review of insider reports filed on the System for Electronic Disclosure by Insiders, and from information furnished by each director and officer of the Corporation, the directors and officers of the Corporation, as a group, beneficially own, directly or indirectly, and exercise control or direction over approximately 3,350,866 Common Shares, representing approximately 4.2% of the issued and outstanding Common Shares as of the date of this AIF.

Cease Trade Orders, Bankruptcies, Penalties, or Sanctions

Except as disclosed below no director or executive officer of the Corporation is, as at the date of this AIF, or has been, within 10 years before the date of this AIF, a director, chief financial officer, or chief executive officer of any company (including the Corporation) that:

(a)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (any such order, an “Order”) that was issued while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to an Order that was issued after that person ceased to be a director, chief executive officer or chief financial officer and which Order resulted from an event that occurred while that person was acting in that capacity.

No director or executive officer of the Corporation, or shareholder holding a sufficient number of Common Shares to materially affect the control of the Corporation:

(a)	is, at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

No director or executive officer of the Corporation holding a sufficient number of securities of the Corporation to affect, materially, the control of the Corporation has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

The information contained in this AIF as to ownership of securities of the Corporation, corporate cease trade orders, bankruptcies, penalties, or sanctions, and existing or potential conflicts of interest, not being within the knowledge of the Corporation, has been provided by each director and executive officer of the Corporation individually.

On April 8, 2021, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its annual audited financial statements, MD&A, and related certification for the year ended December 31, 2020, as well as its annual information form for the year ended December 31, 2020 (collectively, the “2020 Annual Materials”). However, the cease trade order did not apply to beneficial securityholders of the Corporation who are not, and were not on April 8, 2021, insiders or control persons of the Corporation, and who acquired securities of the Corporation prior to such date if the sale is made through a “foreign organized regulated market” (as defined in section 1.1 of the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, which includes the Nasdaq) and the sale is made through an investment dealer registered in a jurisdiction of Canada in accordance with applicable securities legislation. The cease trade order did not impact the trading of the Common Shares or September 2020 Warrants on the Nasdaq. Following the Corporation’s filings of the 2020 Annual Materials, the cease trade order was revoked on July 8, 2021.

On August 20, 2021, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its interim financial report, interim MD&A, and related certification for the interim period ended June 30, 2021 (collectively, the “Q2 2021 Materials”). However, the cease trade order did not apply to beneficial securityholders of the Corporation who are not, and were not on August 20, 2021, insiders or control persons of the Corporation, and who acquired securities of the Corporation prior to such date if the sale is made through a “foreign organized regulated market” (as defined in section 1.1 of the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, which includes the Nasdaq) and the sale is made through an investment dealer registered in a jurisdiction of Canada in accordance with applicable securities legislation. The cease trade order did not impact the trading of the Common Shares or September 2020 Warrants on the Nasdaq. Following the Corporation’s filings of the Q2 2021 Materials, the cease trade order was revoked on October 15, 2021.

On April 6, 2023, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its annual audited financial statements, MD&A, and related certification for the year ended December 31, 2022, as well as its annual information form for the year ended December 31, 2022 (collectively, the “2022 Annual Materials”). The cease trade order, which continues to be in effect as of the date of this AIF, does not apply to beneficial securityholders of the Corporation who are not, and were not on April 6, 2023, insiders or control persons of the Corporation, and who acquired securities of the Corporation prior to such date if the sale is made through a “foreign organized regulated market” (as defined in section 1.1 of the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, which includes the Nasdaq) and the sale is made through an investment dealer registered in a jurisdiction of Canada in accordance with applicable securities legislation. Subject to the foregoing, the cease trade order does not otherwise impact the trading of the Common Shares or September 2020 Warrants on the Nasdaq. The Corporation believes, but provides no assurance, that the cease trade order will be revoked upon the filing of the 2022 Annual Materials.

Conflicts of Interest

The Corporation’s directors and officers may serve as directors or officers, or may be associated with, other reporting companies, or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Corporation may participate, the directors and officers of the Corporation may have a conflict of interest in negotiating and concluding terms respecting the transaction. The Corporation’s directors and officers may, from time to time, also be engaged in certain outside business interests that do not materially or adversely interfere with their duties to the Corporation. In some cases, the Corporation’s directors and officers may have fiduciary obligations associated with such outside business interests, that could interfere with their ability to devote time to the business and affairs of the Corporation and that could adversely affect the Corporation’s operations. Further, such outside business interests could require significant time and attention of the Corporation’s directors and officers.

In addition, the Corporation may also become involved in other transactions which conflict with the interests of the Corporation’s directors and officers who, may from time to time deal with persons, firms, institutions or companies with which the Corporation may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Corporation. In addition, from time to time, these persons may be competing with the Corporation for available investment opportunities.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Corporation’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Corporation’s are required to act honestly, in good faith and in the best interests of the Corporation.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

There are no legal proceedings where the amount involved, exclusive of interest and costs, exceeded ten per cent of the current assets of the Corporation nor are there any material regulatory actions to which the Corporation is or was a party to, or to which any of its respective property is or was the subject of, during the financial year ended December 31, 2022, and to the knowledge of the Corporation, no such proceedings are contemplated. From time to time, however, the Corporation may become subject to various claims and legal actions arising in the ordinary course of its business.

Regulatory Proceedings

Except as disclosed below, there were no penalties or sanctions imposed against the Corporation by a court relating to securities legislation, or by a securities regulatory authority, during the financial year ended December 31, 2022, and to the knowledge of the Corporation, no such penalties or sanctions are contemplated. Further, there are no penalties or sanctions imposed by a court or regulatory body against the Corporation that would likely be considered important to a reasonable investor in making an investment decision.

The Corporation did not enter into any settlement agreement before a court relating to securities legislation, or with a securities regulatory authority, during the financial year ended December 31, 2022.

On April 8, 2021, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its 2020 Annual Materials. On April 19, 2021, the Corporation issued a news release setting out a clarification statement in respect of the cease trade order. Following the Corporation’s filings of the 2020 Annual Materials, the cease trade order was revoked on July 8, 2021.

On August 20, 2021, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its Q2 2021 Materials. Following the Corporation’s filings of the Q2 2021 Materials, the cease trade order was revoked on October 15, 2021.

On April 6, 2023, the British Columbia Securities Commission issued a cease trade order in respect of the securities of the Corporation, as the Corporation had not yet filed its 2022 Annual Materials. The cease trade order continues to be in effect as of the date of this AIF, The Corporation believes, but provides no assurance, that the cease trade order will be revoked upon the filing of the 2022 Annual Materials.

For further details with respect to the foregoing cease trade orders, please see the section in this AIF entitled “Directors and Officers of the Corporation - Cease Trade Orders, Bankruptcies, Penalties, or Sanctions”.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer, or shareholder beneficially owning or exercising control or direction over, directly or indirectly, more than 10% of the Common Shares, and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction during the current fiscal year or within the three most recently completed financial years or in any proposed transaction which, in either such case, has materially affected or is reasonably expected to materially affect the Corporation.

TRANSFER AGENT AND REGISTRAR

As of the date of this AIF, the registrar and transfer agent for the Corporation’s Common Shares is Computershare Investor Services Inc., located at 510 Burrard St, 3rd Floor, Vancouver, British Columbia, Canada, V6C 3B9.

MATERIAL CONTRACTS

The only material contracts entered into by the Corporation between January 1, 2022, and December 31, 2022, or before January 1, 2022, but which are still in effect, are as follows: [NTD: Siyata to advise any other material contracts.] [NTD: CMF or Siyata, please provide details of the Signifi Factoring Agreement that Jeff mentioned in his comments, and advise whether this is a material contract of the Corporation; if so, note that it may need to be filed publicly on SEDAR.] [NTD: question from Gerry: should we include capital raises from 2022 in this document--similar to the underwriting agreement for Sep 2020?]

1.	the Uniden Agreement (see General Description of the Business – Three Year History – Licensing Agreement with Uniden® America Corp above);

2.	the Wilson Agreement (see General Description of the Business – Three Year History – Licensing Agreement with Wilson Electronics, LLC above);

3.	the underwriting agreement dated September 25, 2020, between the Corporation and Maxim Group LLC, in respect of the September 2020 Offering (see General Description of the Business – Financing Initiatives above);

4.	the Lind Financing agreements, including the Promissory Note (see General Description of the Business – Financing Initiatives above); and

5.	[●].

Copies of each of the material contracts described above have been filed with the applicable Canadian securities regulatory authorities and are available on EDGAR (maintained by the U.S. Securities and Exchange Commission) at www.sec.gov/edgar or under the Corporation’s issuer profile on SEDAR at www.sedar.com.

INTERESTS OF EXPERTS

The following are the persons or companies who were named as having prepared or certified a statement, report or valuation in this AIF, either directly, or in a document incorporated by reference and whose profession or business gives authority to the statement, report or valuation made by the person.

Auditors

The Corporation’s auditors are Barzily & Co. (the “Auditors”), Chartered Professional Accountants, who have prepared an independent auditor’s report dated May 15, 2023, in respect of the Corporation’s audited consolidated financial statements for the financial years ended December 31, 2022 and 2021. The Auditors have advised that they are independent with respect to the Corporation within the meaning of the Chartered Professional Accountants of British Columbia’s Code of Professional Conduct.

BOARD COMMITTEES

The Board has three standing committees: (i) Audit; (ii) Compensation; and (iii) Corporate Governance and Nominating. Details as to the composition and mandate of the audit committee of the Board (the “Audit Committee”), are described in this AIF under the heading “Information Concerning the Audit Committee and External Auditor”; details related to the mandates and composition of the Compensation Committee and the Corporate Governance and Nominating Committee are described in the Corporation’s Information Circular dated January 11, 2022, available at siyatamobile.com and under the Corporation’s issuer profile on SEDAR at www.sedar.com.

INFORMATION CONCERNING THE AUDIT COMMITTEE AND EXTERNAL AUDITOR

Audit Committee Charter

The Corporation’s Audit Committee has a written charter to follow in carrying out its audit and financial review functions (the “Audit Committee Charter”), a copy of which is attached to this AIF as Schedule A. The Audit Committee reviews all financial statements of the Corporation prior to their publication, reviews audits, considers the adequacy of audit procedures, recommends the appointment of independent auditors, reviews and approves the professional services to be rendered by them, and reviews fees for audit services. The Audit Committee meets separately (without management present) with the Corporation’s auditors to discuss the various aspects of the Corporation’s financial statements and the independent audit.

Composition of the Audit Committee

As of the date of this AIF, the members of the Audit Committee are Stephen Ospalak, Michael Kron, and Lourdes Felix, each of whom is “independent” and “financially literate” for the purposes of National Instrument 52-110 – Audit Committees (“NI 52-110”).

Relevant Education and Experience

The following is a description of the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member:

Stephen Ospalak

Mr. Ospalak is the former Vice President of Products and Services at TELUS Communications from September 1999 to November 2008. Mr. Ospalak was responsible for managing spends over $US 1 billion in wireless and wire line equipment. He was selected by TELUS to integrate the wireless and wire line operation of TELUS Mobility and their acquisition of Clearnet. Mr. Ospalak led the planning and execution of Clearnet’s market debut and nationwide launch of PCS and iDEN services. Mr. Ospalak has been a Managing Director of Breen Management Group Corporation from January 2009 to present. At BMG Inc., Mr. Ospalak has held various interim assignments including; CEO of Ai Telecom, GIO for Virgin Management Ltd, and SVP Operations for Grupo Salinas. Mr. Ospalak has a strong ability to analyze and assess financial and operational information, develop and deploy market and product plans as a result of his experience with both private and public companies.

Michael Kron

Mr. Kron is the current Chairman and Chief Executive Officer of AnywhereCommerce Inc. and has held these positions since May 2016. Previously, Mr. Kron served as Chief Financial Officer for six years. In addition, Mr. Kron has served as a director of a number of public company boards including former director and former Audit Committee Chairman of Sprylogics Inc. (TSX-V: SPY). Mr. Kron completed his undergraduate degree in commerce at Concordia University and earned his CPA designation at McGill University.

Lourdes Felix

Ms. Felix is a female Hispanic entrepreneur and corporate finance executive with 30 years of combined experience in capital markets, public accounting and in the private sector. She presently serves as Chief Executive Officer, Chief Financial Officer and Director of BioCorRx Inc. (OTCQB: BICX), a leader in addiction treatment solutions and related disorders. She has been with BioCorRx since October 2012. MR. Felix is one of the founders and the President of BioCorRx Pharmaceuticals Inc., a majority owned subsidiary of BioCorRx Inc. She has been instrumental in capital procurement, completing multi-million-dollar equity financing, and structuring and negotiating transactions and favorable terms with investment banks. Prior to joining BioCorRx, Ms. Felix has expertise in finance, accounting, budgeting and internal control principals including GAAP, SEC, and SOX Compliance, and has thorough knowledge of federal and state regulations. Ms. Felix has led corporate relationships with various major accounting firms and attorneys in preparing SEC filings and audited financial statements. She is very active in the Hispanic community and speaks fluent Spanish. Ms. Felix holds a Bachelor of Science degree in Accounting from University of Phoenix.

Pre-Approval Policies and Procedures

As of the date of this AIF, the Audit Committee has not adopted specific policies or procedures for the engagement of non-audit services.

External Auditor Service Fees

The following table shows the fees paid by the Corporation to the Auditors for services in the years ended December 31, 2022, and December 31, 2021.

By Category	Year Ended December 31, 2022 (USD$)	Year Ended December 31, 2021 (USD$)
Audit Fees(1)	$431,600	$192,242
Audit-Related Fees(2)	$85,000	$70,000
Tax Fees(3)	$16,000	$15,204
All Other Fees(4)	$0	$0
Total	$532,600	$277,446

Notes:

(1)	“Audit fees” include aggregate fees billed by the Corporation’s external auditor in each of the last two fiscal years for audit fees.

(2)	“Audited related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the Corporation’s external auditor that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not reported under “Audit fees” above. The services provided include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)	“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the Corporation’s external auditor for tax compliance, tax advice and tax planning. The services provided include tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by the Corporation’s external auditor, other than “Audit fees”, “Audit related fees”, and “Tax fees” above.

ADDITIONAL INFORMATION

Additional information, including particulars of directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities and securities authorized for issuance under equity compensation plans, where applicable, and additional financial information in the Corporation’s financial statements and MD&A for its most recently completed financial year, is available on EDGAR (maintained by the U.S. Securities and Exchange Commission) at www.sec.gov and under the Corporation’s issuer profile on SEDAR at www.sedar.com.

Copies of relevant information may also be obtained upon request from the secretary of the Corporation. The Corporation may require payment of a reasonable charge if the request is made by a person who is not a holder of securities of the Corporation. Information on the Corporation’s website is not part of this AIF or incorporated by reference.

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Schedule A – Audit Committee Charter

The Audit Committee (the “Committee”) is a committee of the board of directors (the “Board”) of the Corporation. The role of the Committee is to provide oversight of the Corporation’s financial management and of the design and implementation of an effective system of internal financial controls as well as to review and report to the Board on the integrity of the financial statements of the Corporation, its subsidiaries and associated companies. This includes helping directors meet their responsibilities, facilitating better communication between directors and the external auditor, enhancing the independence of the external auditor, increasing the credibility and objectivity of financial reports and strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor. Management is responsible for establishing and maintaining those controls, procedures and processes and the Committee is appointed by the Board to review and monitor them. The Corporation’s external auditor is ultimately accountable to the Board and the Committee as representatives of the Corporation’s shareholders.

Duties and Responsibilities

External Auditor

(a)	To recommend to the Board, for shareholder approval, an external auditor to examine the Corporation’s accounts, controls and financial statements on the basis that the external auditor is accountable to the Board and the Committee as representatives of the shareholders of the Corporation.

(b)	To oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting.

(c)	To evaluate the audit services provided by the external auditor, pre-approve all audit fees and recommend to the Board, if necessary, the replacement of the external auditor.

(d)	To pre-approve any non-audit services to be provided to the Corporation by the external auditor and the fees for those services.

(e)	To obtain and review, at least annually, a written report by the external auditor setting out the auditor’s internal quality-control procedures, any material issues raised by the auditor’s internal quality-control reviews and the steps taken to resolve those issues.

(f)	To review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation. The Committee has adopted the following guidelines regarding the hiring of any partner, employee, reviewing tax professional or other person providing audit assurance to the external auditor of the Corporation on any aspect of its certification of the Corporation’s financial statements:

(i)	No member of the audit team that is auditing a business of the Corporation can be hired into that business or into a position to which that business reports for a period of three years after the audit;

(ii)	No former partner or employee of the external auditor may be made an officer of the Corporation or any of its subsidiaries for three years following the end of the individual’s association with the external auditor;

(iii)	The Chief Financial Officer (“CFO”) must approve all office hires from the external auditor; and

(iv)	The CFO must report annually to the Committee on any hires within these guidelines during the preceding year.

(g)	To review, at least annually, the relationships between the Corporation and the external auditor in order to establish the independence of the external auditor.

Financial Information and Reporting

(a)	To review the Corporation’s annual audited financial statements with the Chief Executive Officer (“CEO”) and CFO and then the full Board. The Committee will review the interim financial statements with the CEO and CFO.

(b)	To review and discuss with management and the external auditor, as appropriate:

(i)	The annual audited financial statements and the interim financial statements, including the accompanying management discussion and analysis; and

(ii)	Earnings guidance and other releases containing information taken from the Corporation’s financial statements prior to their release.

(c)	To review the quality and not just the acceptability of the Corporation’s financial reporting and accounting standards and principles and any proposed material changes to them or their application.

(d)	To review with the CFO any earnings guidance to be issued by the Corporation and any news release containing financial information taken from the Corporation’s financial statements prior to the release of the financial statements to the public. In addition, the CFO must review with the Committee the substance of any presentations to analysts or rating agencies that contain a change in strategy or outlook.

Oversight

(a)	To review the internal audit staff functions, including:

(i)	The purpose, authority and organizational reporting lines;

(ii)	The annual audit plan, budget and staffing; and

(iii)	The appointment and compensation of the controller, if any.

(b)	To review, with the CFO and others, as appropriate, the Corporation’s internal system of audit controls and the results of internal audits.

(c)	To review and monitor the Corporation’s major financial risks and risk management policies and the steps taken by management to mitigate those risks.

(d)	To meet at least annually with management (including the CFO), the internal audit staff, and the external auditor in separate executive sessions and review issues and matters of concern respecting audits and financial reporting.

(e)	In connection with its review of the annual audited financial statements and interim financial statements, the Committee will also review the process for the CEO and CFO certifications (if required by law or regulation) with respect to the financial statements and the Corporation’s disclosure and internal controls, including any material deficiencies or changes in those controls.

Membership

(a)	The Committee shall consist solely of three or more members of the Board, the majority of which the Board has determined has no material relationship with the Corporation and is otherwise “unrelated” or “independent” as required under applicable securities rules or applicable stock exchange rules.

(b)	Any member may be removed from office or replaced at any time by the Board and shall cease to be a member upon ceasing to be a director. Each member of the Committee shall hold office until the close of the next annual meeting of shareholders of the Corporation or until the member ceases to be a director, resigns or is replaced, whichever first occurs.

(c)	The members of the Committee shall be entitled to receive such remuneration for acting as members of the Committee as the Board may from time to time determine.

(d)	All members of the Committee must be “financially literate” (i.e., have the ability to read and understand a set of financial statements such as a balance sheet, an income statement and a cash flow statement).

Procedures

(a)	The Board shall appoint one of the directors elected to the Committee as the Chair of the Committee (the “Chair”). In the absence of the appointed Chair from any meeting of the Committee, the members shall elect a Chair from those in attendance to act as Chair of the meeting.

(b)	The Chair will appoint a secretary (the “Secretary”) who will keep minutes of all meetings. The Secretary does not have to be a member of the Committee or a director and can be changed by simple notice from the Chair.

(c)	No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present or by resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum, provided that if the number of members of the Committee is an even number, one-half of the number of members plus one shall constitute a quorum and provided that a majority of the members must be “independent” or “unrelated”.

(d)	The Committee will meet as many times as is necessary to carry out its responsibilities. Any member of the Committee or the external auditor may call meetings.

(e)	The time and place of the meetings of the Committee, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the articles of the Corporation or otherwise determined by resolution of the Board.

(f)	The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms (including termination) of special counsel, advisors or other experts or consultants, as it deems appropriate.

(g)	The Committee shall have access to any and all books and records of the Corporation necessary for the execution of the Committee’s obligations and shall discuss with the CEO or the CFO such records and other matters considered appropriate.

(h)	The Committee has the authority to communicate directly with the internal and external auditors.

Reports

The Committee shall produce the following reports and provide them to the Board:

(a)	An annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation should also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report.

(b)	A summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting.